UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.     )
Filed by the Registrant ☑                         Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
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☑	Definitive Proxy Statement
☐	Definitive Additional Materials
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LIVE NATION ENTERTAINMENT, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:
The 2021 Annual Meeting of Stockholders of Live Nation Entertainment, Inc., a Delaware corporation, will be held on Thursday, June 10, 2021, at 9:00 a.m. Pacific Daylight Time via a live webcast, for the following purposes:

1.	to elect the twelve director nominees identified in the accompanying proxy statement to hold office until the 2022 Annual Meeting of Stockholders;
2.	to ratify the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for the 2021 fiscal year; and
3.	to transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.
The board of directors has fixed the close of business on April 14, 2021 as the record date for the determination of stockholders entitled to notice of and to vote at the 2021 Annual Meeting of Stockholders and at any adjournment or postponement thereof.
Thank you for your ongoing support and continued interest in Live Nation Entertainment.

By Order of the Board of Directors,

Michael Rapino
President, Chief Executive Officer and Director
Beverly Hills, California
April 27, 2021

YOUR VOTE IS IMPORTANT! IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 10, 2021: Our Proxy Statement is attached. The Notice of Annual Meeting of Stockholders and Proxy Statement, 2020 Annual Report and Form 10-K may be accessed over the internet free of charge at www.proxydocs.com/LYV. We are using Securities and Exchange Commission rules that allow us to make our proxy statement and related materials available on the internet. Accordingly, we are sending a “Notice of Internet Availability of Proxy Materials,” or Notice of Availability, to our stockholders of record instead of a paper proxy statement and annual report containing financial statements, unless paper copies have previously been requested. The rules provide us the opportunity to save money on the printing and mailing of our proxy materials and to reduce the impact of our annual meeting on the environment. We hope that you will view our annual meeting materials over the internet if possible and convenient for you. Instructions on how to access the proxy materials over the internet or to request a paper or email copy of our proxy materials can also be found in the notice you received. Whether or not you expect to attend the annual meeting, please make sure you vote so that your shares will be represented at the meeting. Our stockholders can vote over the internet or by telephone as specified in the accompanying voting instructions or by completing and returning a proxy card. This will ensure the presence of a quorum at the annual meeting and save the expense and extra work of additional solicitation. Sending your proxy card will not prevent you from attending the meeting, revoking your proxy and voting your stock in person.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING..................	1
CORPORATE GOVERNANCE......................................	6
Governance Highlights...............................................	6
Independence.............................................................	6
Board Composition and Director Qualifications..........	7
Board Leadership Structure.......................................	7
Risk Oversight and Compensation Risk Assessment	7
Code of Business Conduct and Ethics.......................	8
Officer and Director Stock Ownership Guidelines......	8
Board Practices..........................................................	8
Stockholder Communications.....................................	9
Certain Relationships and Transactions.....................	9
PROPOSAL NO. 1—ELECTION OF DIRECTORS........	12
Director Nominees......................................................	12
General Information About the Board of Directors.....	13
Board Meetings..........................................................	16
Board Committees......................................................	17
DIRECTOR COMPENSATION.......................................	20
2020 Director Compensation Table............................	20
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS..........................................	22
Security Ownership Table...........................................	22
Equity Compensation Plan Information......................	23
PROPOSAL NO. 2—RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM...............................................................................	24
Audit and Non-Audit Fees..........................................	24

9348 Civic Center Drive
Beverly Hills, California 90210

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 10, 2021

The board of directors of Live Nation Entertainment, Inc., referred to herein sometimes as Live Nation, our, us, we, or the company, solicits the enclosed proxy for the Annual Meeting of Stockholders to be held on Thursday, June 10, 2021, at 9:00 a.m. Pacific Daylight Time via a live webcast, and for any adjournment or postponement thereof. This proxy statement is being made available to stockholders on or about April 27, 2021.
__________________

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING
1.    Q:    Why did I receive a notice regarding the availability of proxy materials on the internet?

A:    Instead of mailing paper proxy materials, we sent a “Notice of Internet Availability of Proxy Materials” to our stockholders of record. We refer to that notice as the Notice of Availability. The Notice of Availability provides instructions on how to view our proxy materials over the internet, how to vote and how to request a paper or email copy of our proxy materials. This method of providing proxy materials is permitted under rules adopted by the Securities and Exchange Commission, or the SEC. We hope that following this procedure will allow us to save money on the printing and mailing of those materials and to reduce the impact that our annual meeting has on the environment.

We intend to mail the Notice of Availability on or about April 27, 2021 to all stockholders of record entitled to vote at the annual meeting.
2.    Q:    Purpose—What is the purpose of the Annual Meeting of Stockholders?
A:    At the annual meeting, stockholders will act upon the matters outlined in this proxy statement, including:
•election of the twelve members of our board of directors, the director nominees being Maverick Carter, Ariel Emanuel, Ping Fu, Jeffrey T. Hinson, Chad Hollingsworth, James Iovine, James S. Kahan, Gregory B. Maffei, Randall T. Mays, Michael Rapino, Mark S. Shapiro and Dana Walden; and
•    ratification of Ernst & Young LLP as our independent registered public accounting firm for the 2021 fiscal year.
3.    Q:    Board’s Recommendations—How does the board of directors recommend that I vote?
A:    The board of directors recommends that you vote your shares:
•FOR each of the director nominees named in this proxy statement; and
•FOR the ratification of Ernst & Young LLP as our independent registered public accounting firm for the 2021 fiscal year.
If you are an employee or former employee who holds company stock through our 401(k) Savings Plan, the proxy that you submit will provide your voting instructions for this stock to the plan trustee. If you do not submit a proxy, the plan trustee will vote your plan shares in the same proportion as the shares for which
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the trustee receives voting instructions from other participants in the plan, except as may otherwise be required by law.
4.    Q:     Vote Requirement—How many votes are required to approve each item?
A:    Election of directors (Proposal 1)—Our bylaws require that a director nominee will be elected only if he or she receives a majority of the votes cast with respect to his or her election in an uncontested election (that is, the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee). For purposes of electing directors, not voting or withholding your vote by voting “abstain” (or a direction to your broker, bank or other nominee to withhold your vote, called a “broker non-vote”) is not counted as a vote cast, and therefore will have no effect on the outcome of the election of directors.
All twelve director nominees are currently serving on the board of directors. If a nominee who is currently serving as a director is not re-elected, Delaware law provides that the director would continue to serve on the board of directors as a “holdover director.” Under our board of directors’ policy regarding majority voting, the board expects each incumbent director who is nominated for re-election to the board to tender his or her resignation from the board if he or she fails to receive the required number of votes for re-election in accordance with our bylaws. The resignation shall become effective only if and when the board of directors or a duly authorized committee of the board determines to accept such resignation. The board of directors or the duly authorized committee of the board, as the case may be, may consider any factors it deems relevant in deciding whether to accept a director’s resignation. Each of the director nominees has affirmatively agreed to tender a resignation under the circumstances described above.
All other proposals (Proposal 2 and any other items properly brought before the annual meeting)—The affirmative vote of the holders of at least a majority of the total voting power of our common stock present in person or represented by proxy and entitled to vote on these matters is required to approve each of the other proposals set forth in this proxy statement, and any other item properly brought before the annual meeting (except as explained below for amendments to our bylaws). For purposes of these votes, abstentions or not voting on a matter will be counted as present in person or represented by proxy and entitled to vote on the respective matter, and therefore will have the effect of a negative vote. Broker non-votes will have no effect on the outcome of these proposals, as they are not “entitled to vote.” Amendments to our bylaws require the affirmative vote of the holders of at least a majority of the total voting power of our common stock, or at least 80% of the total voting power for certain amendments. For the purpose of a vote on an amendment to our bylaws, not voting, abstentions and broker non-votes will all have the effect of a negative vote.
5.    Q:     Record Date—Which of my shares may I vote?
A:    All shares owned by you as of the close of business on April 14, 2021, referred to as the Record Date, may be voted by you. These shares include shares that are (i) held directly in your name as the stockholder of record and (ii) held for you as the beneficial owner through a broker, bank or other nominee.
6.    Q:     How can I attend the annual meeting?
A:    This year's annual meeting will be accessible through the internet via a live webcast. Prior registration to attend the virtual annual meeting is required, and must be completed no later than 5:00 p.m. Eastern Daylight Time on June 8, 2021, which we refer to as the Registration Deadline, at www.proxydocs.com/LYV. We adopted a virtual format for our annual meeting to make participation more convenient and accessible for our stockholders in light of evolving public health and safety considerations posed by the COVID-19 pandemic.
You are entitled to participate in the annual meeting if you were a stockholder as of the close of business on the Record Date or hold a valid proxy for the meeting. To be admitted to the annual meeting's live webcast, you must register at www.proxydocs.com/LYV by the Registration Deadline as described in the Notice of Availability or proxy card. As part of the registration process, you must enter the control number located inside the shaded gray box on your Notice of Availability or proxy card, which we refer to as the Control Number. After completion of your registration by the Registration Deadline, further instructions, including a unique link to access the annual meeting, will be emailed to you.
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This year's stockholders question and answer session will include questions submitted in advance of the annual meeting. You may submit a question in advance of the meeting at www.proxydocs.com/LYV after logging in with your Control Number. Shortly after the meeting, we may post questions and answers if applicable to our business on our Investor Relations website at investors.livenationentertainment.com.
Since this year’s annual meeting is being held virtually over the internet, when we refer to “in person” for aspects pertaining to the annual meeting, we mean live virtual attendance through the means described in this proxy statement.
7.    Q:    Quorum—What constitutes a quorum?
A:    Presence at the annual meeting, in person or by proxy, of the holders of a majority of our common stock outstanding on the Record Date will constitute a quorum, permitting the annual meeting to proceed and business to be conducted. Abstentions and broker non-votes are included in the calculation of the number of shares considered to be present at the annual meeting.
At the close of business on the Record Date, we had 218,683,278 shares of common stock outstanding and entitled to vote.
8.    Q:     Record Holders and Beneficial Owners—What is the difference between holding shares as a “record holder” versus a “beneficial owner”?
A:    Most of our stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially:
Record holders—If your shares are registered directly in your name with our transfer agent, Computershare Shareowner Services LLC, you are, with respect to those shares, the stockholder of record or “record holder.” As the record holder, you have the right to grant your voting proxy directly to us or to vote in person at the annual meeting. We have enclosed or sent a proxy card for you to use. To attend and vote your shares at the annual meeting live via webcast, you must register to attend the annual meeting at www.proxydocs.com/LYV by the Registration Deadline. You will be asked to provide your Control Number in order to register. After completion of your registration by the Registration Deadline, further instructions, including a unique link to access the annual meeting, will be emailed to you. You may also vote by mail, over the internet or by telephone, as described below under the heading “Voting—How can I vote?”
Beneficial owners—If your shares are held in a brokerage account or bank or by another nominee, you are, with respect to those shares, the “beneficial owner” of shares held in “street name.” As the beneficial owner, you have the right to direct your nominee on how to vote. You are also invited to attend and vote your shares at the annual meeting live via webcast so long as you register to attend the annual meeting at www.proxydocs.com/LYV by the Registration Deadline; however, since you are not a record holder, you may not vote these shares in person at the virtual meeting unless you obtain a “legal proxy” from your nominee (who is the record holder), giving you the right to vote these shares. You will be asked to provide your Control Number in order to register. After completion of your registration by the Registration Deadline, further instructions, including a unique link to access the annual meeting, will be emailed to you. If you do not wish to vote in person, you may vote over the internet, by telephone, or by mail, as described below under the heading “Voting—How can I vote?”
9.    Q:     Voting—How can I vote?
A:    Each share of our common stock is entitled to one vote on all matters submitted for a vote at the annual meeting. To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the annual meeting in person. Most stockholders have four options for submitting their votes, which are described below. We encourage you to vote by internet or by telephone in order to help save money by reducing postage and proxy tabulation costs.
•By Internet—Record holders may vote via the internet by following the instructions set forth on the Notice of Availability and on the proxy card. Most beneficial owners may vote via the internet by
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accessing the website specified on the voting instruction card provided by their nominees. Please check the voting instruction card provided by your nominee for internet voting availability.
•By Telephone—Record holders may vote via telephone by following the instructions set forth on the Notice of Availability and on the proxy card. Most beneficial owners who live in the United States or Canada may vote via telephone by calling the toll-free number specified on the voting instruction card provided by their nominees. Please check the voting instruction card provided by your nominee for telephone voting availability.
•By Mail—Record holders who received a paper copy of the proxy materials by mail may submit proxies by completing, signing and dating the accompanying proxy card and mailing it in the accompanying pre-addressed envelope. Beneficial owners may also vote by mail by completing, signing and dating the voting instruction card provided by their nominee and mailing it in the accompanying pre-addressed envelope.
•In Person—Record holders and beneficial owners may vote in person at the virtual annual meeting through www.proxydocs.com/LYV. To be admitted to the annual meeting and vote your shares, you must register by the Registration Deadline and provide the Control Number as described in the Notice of Availability or proxy card. After completion of your registration by the Registration Deadline, further instructions, including a unique link to access the annual meeting, will be emailed to you.
10.    Q:     Broker Non-Votes—What is a broker non-vote?
A:    Generally, a broker non-vote occurs when shares held by a nominee for a beneficial owner are not voted with respect to a particular proposal because (i) the nominee has not received voting instructions from the beneficial owner and (ii) the nominee lacks discretionary voting power to vote such shares. Under New York Stock Exchange, or NYSE, rules, a nominee does not have discretionary voting power with respect to “non-routine” matters or the election of directors. The ratification of the appointment of our independent registered public accounting firm is a routine matter and the other proposal is a non-routine matter.
If you are the beneficial owner of our common stock, your nominee will send you directions on how you can instruct them to vote.
11.    Q:     Revocation of Proxy—May I change my vote after I return my proxy?
A:    Yes. You may revoke your proxy and change your vote at any time before the proxy is exercised.
Record holders may change their vote by:
•    a timely, valid, later-dated proxy;
•    a timely written notice of revocation submitted to our General Counsel at our principal executive offices at 9348 Civic Center Drive, Beverly Hills, California 90210; or
•    attending the annual meeting and submitting an electronic ballot during the meeting.
Beneficial owners may change their vote by complying with the instructions on their voting instruction cards.
You should be aware that simply attending the annual meeting will not in and of itself constitute a revocation of your proxy.
12.    Q:     Voting Results—Where can I find the voting results of the annual meeting?
A:    We will publish the final voting results of the annual meeting in a Current Report on Form 8-K filed with the SEC within four business days after the annual meeting.
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13.    Q:     Multiple Sets of Proxy Materials—What should I do if I receive more than one set of voting materials?
A:    You may receive more than one set of voting materials, including multiple copies of the Notice of Availability, this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account. If you are a record holder and your shares are registered in more than one name, you will receive more than one Notice of Availability or proxy card. If you receive multiple sets of voting materials, please vote each Notice of Availability, proxy card and voting instruction card that you receive.
14.    Q:     Solicitation—Who will pay the costs of soliciting these proxies?
A:    Proxies will be solicited initially by mail. Further solicitation may be made in person or by telephone, email or facsimile by members of management. We will bear the expense of preparing, printing and mailing this proxy statement and accompanying materials to our stockholders. Upon request, we will reimburse brokers, banks or similar entities acting as nominees for reasonable expenses incurred in forwarding copies of the proxy materials relating to the annual meeting to the beneficial owners of our common stock.
15.    Q:    Additional Matters at the Annual Meeting—What happens if additional matters are presented at the annual meeting?
A:    Other than the two proposals described in this proxy statement, we are not aware of any other business to be acted upon at the annual meeting. If you grant a proxy, the persons named as proxy holders, Michael Rapino, our President, Chief Executive Officer and Director, and Kathy Willard, our Chief Financial Officer, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting.
16.    Q:     Further Questions—Who can help answer my questions?
A:    If you have any questions about our proxy materials or the annual meeting, you can contact our General Counsel at:
Live Nation Entertainment, Inc.
9348 Civic Center Drive
Beverly Hills, California 90210
Attention: General Counsel
(310) 867-7000

*****

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CORPORATE GOVERNANCE
We have adopted a Code of Business Conduct and Ethics for directors, officers and employees, as well as Board of Directors Governance Guidelines, which, in conjunction with our certificate of incorporation, bylaws and board committee charters, form our framework for governance. All of these documents are publicly available in the Corporate Governance section of our website at investors.livenationentertainment.com/corporate-governance/governance-documents or may be obtained upon written request to:
Live Nation Entertainment, Inc.
9348 Civic Center Drive
Beverly Hills, California 90210
Attention: General Counsel
Governance Highlights
We are committed to maintaining high standards of business conduct and corporate governance, which we believe are essential to running our business efficiently, serving our stockholders well and maintaining our integrity in the marketplace. Some of the highlights of our corporate governance include:

What We Do:
✓    Chairman of the Board not a member of management
✓    10 of 12 current directors independent (and only one, our Chief Executive Officer, is a member of management)
✓    Annual election of all members of our board of directors (see Proposal 1)
✓    Majority voting standard for uncontested director elections
✓    Director resignation policy for directors who fail to receive a majority of votes for re-election
✓    Annual advisory vote to ratify independent auditor (see Proposal 2)
✓    Robust stock ownership guidelines
✓    Regular board self-assessments at both individual and group levels
✓    Committee members (other than Executive Committee) are all independent
What We Don’t Do:
✗    No repricing of underwater stock options without stockholder approval
✗    No hedging of company securities per company policy
✗    No pledging of company securities without preapproval per company policy
✗    No former employees serve as directors

Independence
Our board of directors currently consists of twelve directors, ten of whom are independent (as defined by our Board of Directors Governance Guidelines), one of whom serves as our President and Chief Executive Officer and one of whom is an executive officer of our largest stockholder. For a director to be independent, the board of directors must determine, among other things, that a director does not have any direct or indirect material relationship with us or any of our subsidiaries. The board of directors has established guidelines to assist it in determining director independence, which conform to, or are more exacting than, the independence requirements of the NYSE corporate governance standards. The independence guidelines are set forth in Appendix A of our Board of Directors Governance Guidelines.
Applying these independence standards, the board of directors has determined that Maverick Carter, Ari Emanuel, Ping Fu, Jeff Hinson, Chad Hollingsworth, Jimmy Iovine, Jim Kahan, Randall Mays, Mark Shapiro and Dana Walden are all independent directors.
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Board Composition and Director Qualifications
Our Nominating and Governance Committee periodically assesses the appropriate size and composition of the board of directors, taking into account our specific needs. The committee utilizes various methods for identifying and evaluating candidates for director. Candidates may come to the attention of the committee through recommendations of directors, management, stockholders and professional search firms. Generally, the committee seeks members with diverse backgrounds and viewpoints which contribute to the board of directors’ broad spectrum of experience and expertise, and who have a reputation of integrity.
Rather than being bound by one-size-fits-all policies regarding the composition of the board of directors, the Nominating and Governance Committee instead seeks to make individual, facts-specific determinations. We believe that the company requires specialized experience and expertise in its leaders due to the uniqueness of its business and industry. The Nominating and Governance Committee annually assesses the appropriateness of the size of the board of directors, the skill set mix of each director, and the performance of each director when reviewing the annual board self-assessments, where each director has the opportunity to provide comprehensive feedback on himself/herself, his/her peers and the board as a whole. Four of the current members of the board of directors have joined in the last three years, reflecting our evolving business and leadership needs. The Nominating and Governance Committee does not currently mandate an age or length of service at which a director must resign, and instead focuses on whether each director continues to provide value to the company and its stockholders. The Nominating and Governance Committee has committed itself to carefully considering diversity when evaluating director candidates, giving strong consideration to candidates that would contribute to the board’s gender, ethnic and other diversity. While the committee does not have a formal policy or quota system, four of the last six persons appointed or nominated for election to the board for the first time have been female and/or ethnically diverse, thus underscoring the company’s commitment to inclusiveness and its desire to have all points of view represented in the boardroom. Currently, we have two female directors on our board, one of whom self-identifies as Asian, and one other director who self-identifies as Black/African American. We intend to build on this representation in the coming years: as part of diversity commitments announced in July 2020, we will strive towards having at least 30% of our directors be diverse by 2025.
At a minimum, directors should:
•have experience in positions with a high degree of responsibility;
•demonstrate strong leadership skills;
•have the time, energy, interest and willingness to serve as a director; and
•contribute to the mix of skills, core competencies and qualifications of the board of directors and management.
In addition to recommendations from directors, management and professional search firms, the Nominating and Governance Committee will consider director candidates properly submitted by stockholders. Stockholder recommendations should be sent to the General Counsel at our principal executive offices. The Nominating and Governance Committee will review all potential director nominees in the same manner, regardless of the source of the recommendation, in accordance with its charter.
Board Leadership Structure
Our board of directors is currently led by a Chairman who is not our Chief Executive Officer and is not an employee. Under our bylaws and Board of Directors Governance Guidelines, the Chairman of the Board is responsible for coordinating the board of directors’ activities, including the scheduling of meetings and the determination of relevant agenda items.
Risk Oversight and Compensation Risk Assessment
The Audit Committee periodically reviews our policies and practices with respect to risk assessment and risk management, including discussing with management our major risk exposures and the steps that have been taken to monitor and control such exposures. The Audit Committee reports the results of its review to the board of directors.
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Matters of risk management are brought to the attention of the Audit Committee by our President, our Chief Financial Officer, our General Counsel, our Chief Accounting Officer, our external auditors and our Senior Vice President of Internal Audit, who regularly reviews and assesses internal processes and controls for ongoing compliance with internal policies, as well as for potential weaknesses that could result in a failure of an internal control process. Management reviews and reports on potential areas of risk at the request of the Audit Committee or other members of the board of directors, including without limitation, privacy, information security, and physical security.
We believe that our compensation policies and practices do not create inappropriate or unintended significant risk to the company as a whole. We also believe that our incentive compensation arrangements provide incentives that do not encourage risk-taking beyond the company’s ability to effectively identify and manage significant risks, are compatible with effective internal controls and our risk management practices and are supported by the oversight and administration of the Compensation Committee with regard to executive compensation programs.
Code of Business Conduct and Ethics
We have adopted a Code of Business Conduct and Ethics applicable to all of our directors, officers and employees, including our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and Controller, which is a “code of ethics” as defined by applicable SEC rules. The purpose and role of this code is to, among other things, focus our directors, officers and employees on areas of ethical risk, provide guidance to help them recognize and deal with ethical issues, provide mechanisms to report unethical or unlawful conduct and to help enhance and formalize our culture of integrity, honesty and accountability. If we make any amendments to this code, other than technical, administrative or other non-substantive amendments, or grant any waivers, including implicit waivers, from any provision of this code that applies to our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer or Controller, or persons performing similar functions, and that relates to an element of the SEC’s “code of ethics” definition, then we will disclose the nature of the amendment or waiver in the Corporate Governance section of our website at investors.livenationentertainment.com/corporate-governance/governance-documents.
Officer and Director Stock Ownership Guidelines
It is the board of directors’ policy that all directors and executive officers, consistent with their responsibilities to our stockholders as a whole, hold a significant equity interest in our company. Toward this end, the board expects that all directors own, or acquire within three years of first becoming a director, equity securities having a market value of at least $225,000. In addition, the Board expects that (i) the Chief Executive Officer own, or acquire within three years of first becoming Chief Executive Officer, equity securities having a market value at least equal to five times (5x) the Chief Executive Officer’s then-current annual base salary, and (ii) other executive officers own, or acquire within three years of first becoming an executive officer, equity securities having a market value at least equal to two and one-half times (2.5x) such executive officer’s then-current annual base salary.
The board of directors recognizes that exceptions to this policy may be necessary or appropriate in individual cases and may approve such exceptions from time to time as it deems appropriate in the interest of our stockholders.
Board Practices
At each regular meeting of our board of directors, in addition to other matters, the board reviews a comprehensive business update and oversees the setting of specific operational and financial benchmarks. The board guides our company from a long-term strategic standpoint, and also continually oversees management’s progress in achieving short- and medium-term goals throughout our operations. The information reviewed and discussed at meetings of our board of directors and/or its committees includes items such as company and divisional objectives and key results, financial results and forecasts, key business metrics, business initiatives, corporate transactional activity such as acquisitions and new or proposed financings, physical and information security, and privacy standards and processes.
Our board of directors also oversees our human capital management programs, and periodically evaluates our company’s suite of programs and practices which are designed to attract and retain top-level talent. In this regard, the board has, among other things, reviewed employee retention data as benchmarked against industry averages, employee satisfaction survey results, employee engagement and retention programs, benefits programs,
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performance of key executives, a wide range of diversity statistics, and pay equity and other compensation programs.
Stockholder Communications
Stockholders and other interested parties may communicate with the board of directors, any committee thereof, the independent or non-management directors as a group or any individual director in writing. All such written communications must identify the recipient and be forwarded by mail to:
Live Nation Entertainment, Inc.
9348 Civic Center Drive
Beverly Hills, California 90210
Attention: General Counsel
The General Counsel will act as agent for the directors in facilitating such communications. In that capacity, the General Counsel may review, sort and summarize the communications.
Complaints about accounting, internal accounting controls or auditing matters may be made by calling our toll-free Business Integrity Hotline at (888) 497-2555, or via a web-reporting tool at www.livenation.alertline.com for those in North America and www.livenationinternational.alertline.com for those in international locations.
Certain Relationships and Transactions
Our Audit Committee is charged with the responsibility of reviewing, approving and overseeing all related-person transactions, as defined in SEC regulations. This responsibility is set forth, in part, in our Code of Business Conduct and Ethics under the heading “Policy on Related-Person Transactions” and in the Audit Committee Charter.
Generally, the policy covers any transaction in which we were or will be a participant, the amount involved exceeds $120,000 and any “related person” had, or will have, a direct or indirect material interest in the transaction. “Related person” includes, generally, any (i) director or executive officer, (ii) nominee for director, (iii) stockholder who beneficially owns more than 5% of any class of our voting securities and (iv) family members of any of the persons set forth in (i) through (iii) above.
Agreements with Liberty
In connection with the 2010 merger between Live Nation and Ticketmaster Entertainment, Inc., or Ticketmaster, which is referred to as the merger, we entered into governance and other arrangements with predecessors of Liberty Media Corporation, which we refer to as Liberty Media, and certain successors and affiliates of Liberty Media, which collectively, together with Liberty Media, are referred to as Liberty. As described in the section entitled “Security Ownership Table” beginning on page 22, as of April 14, 2021, Liberty beneficially owned 69,645,033 shares of our common stock.
We lease a venue from and provide ticketing services to a sports franchise owned by Liberty Media, and pay royalty fees and non-recoupable ticketing contract advances to the sports franchise. We also receive transaction fees from the sports franchise for tickets the sports franchise sells using our ticketing software. From time to time, we purchase advertising from a satellite radio company that is a subsidiary of Liberty Media. These transactions are entered into in the ordinary course of business on an arms-length basis. During 2020, we recognized approximately $(0.5) million in revenue and incurred approximately $0.8 million in expenses in connection with these transactions. The negative revenue resulted from refunds of transaction fees issued in 2020 as events were cancelled due to the COVID-19 pandemic.
Liberty Stockholder Agreement
On February 10, 2009, Liberty, Live Nation and Ticketmaster entered into a stockholder agreement, or the Liberty Stockholder Agreement. The following summary is qualified by reference to the full Liberty Stockholder Agreement, which was included as Exhibit 10.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2020.
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Board Representation.  Pursuant to the Liberty Stockholder Agreement, Liberty is entitled to nominate up to two Liberty directors for election to our board of directors until the earlier of (i) the date on which Liberty ceases to beneficially own at least 12,269,699 shares of Live Nation common stock, and (ii) the date on which Liberty ceases to own shares of Live Nation equity securities representing at least 5% of the total voting power of all Live Nation equity securities.
The directors nominated by Liberty must be reasonably acceptable to a majority of the board of directors who are not Liberty directors. In addition, one Liberty director must at all times qualify as “independent” within the meaning of applicable stock exchange rules. Live Nation has agreed to include each Liberty director in the slate of nominees recommended by the board of directors to the stockholders for election at each annual meeting and to use commercially reasonable efforts to cause the election of each Liberty director, including soliciting proxies in favor of the election of each such Liberty director. In the event a vacancy is created by the death, disability, retirement, resignation or removal (for any reason) of any Liberty director, Liberty has the right to designate a replacement or additional Liberty director. The Liberty Stockholder Agreement also addresses Liberty’s rights to representation on certain of the standing committees of the board of directors (Liberty has revocably waived these rights). Liberty’s current designees to our board are Messrs. Hollingsworth and Maffei.
Acquisition Restrictions.  Pursuant to the Liberty Stockholder Agreement, Liberty will not directly or indirectly acquire (subject to certain exceptions), by means of a purchase, tender or exchange offer, business combination or otherwise, beneficial ownership of Live Nation equity securities in excess of 35% of the total voting power of all Live Nation equity securities. Such percentage is subject to adjustment, as described below, and is referred to as Liberty’s applicable percentage. In the event that Liberty’s beneficial ownership of Live Nation equity securities exceeds Liberty’s applicable percentage, no Live Nation equity securities beneficially owned by Liberty in excess of Liberty’s applicable percentage will be voted on any matter submitted to Live Nation stockholders and Live Nation will not recognize any votes cast by Liberty in excess of Liberty’s applicable percentage.
In connection therewith, we agreed not to take certain actions that would materially adversely affect Liberty’s ability to acquire Live Nation equity securities up to Liberty’s applicable percentage or would otherwise impose material economic burdens on Liberty’s ability to do so. We have approved Liberty Media and its affiliates and agreed to approve any of their permitted transferees as an “interested stockholder” of ours within the meaning of Section 203 of the Delaware General Corporation Law, or the DGCL, and to exempt such persons’ acquisition of Live Nation equity securities from the restrictions on “business combinations” set forth in Section 203 of the DGCL.
Transfer of Rights Under the Liberty Stockholder Agreement; Adjustment of Liberty’s Applicable Percentage.  Under certain circumstances, if a transferee of Liberty’s Live Nation equity securities agrees to be bound by the Liberty Stockholder Agreement, certain rights and obligations under the Liberty Stockholder Agreement may be transferred by Liberty to such transferee.
If Liberty transfers Live Nation equity securities to one of Liberty’s affiliates and such entity thereafter ceases to be a Liberty affiliate as a result of a spin-off transaction, all of the rights and obligations of Liberty under the Liberty Stockholder Agreement will apply to such entity, including the rights to board representation described above. In that event, Liberty’s applicable percentage then in effect will apply to the spun-off Liberty affiliate and thereafter the applicable percentage attributable to Liberty will be 5%. If, however, Liberty transfers Live Nation equity securities to one of Liberty’s affiliates and no spin-off transaction occurs, then Liberty will retain all of the rights to board representation provided by the Liberty Stockholder Agreement.
If Liberty transfers all of its Live Nation equity securities to a third party who, after such transfer, does not own Live Nation equity securities in excess of Liberty’s applicable percentage, then all of the rights and obligations of Liberty under the Liberty Stockholder Agreement, other than the rights to board representation described above, will apply to such transferee. In that event, Liberty’s applicable percentage prior to such transfer will apply to such third-party transferee and thereafter the applicable percentage attributable to Liberty will be 0%. Live Nation will thereafter have the opportunity to amend its stockholder rights plan to remove Liberty’s ability to acquire Live Nation common stock in excess of the threshold permitted by the stockholder rights plan.
The rights and obligations of Liberty under the Liberty Stockholder Agreement may only be transferred to a third party twice, which transfers are in addition to the transfer of Live Nation equity securities in connection with the spin-off of a Liberty affiliate as described above.
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The Liberty Stockholder Agreement provides that in the event that Liberty transfers Live Nation equity securities other than as described above (subject to certain permitted hedging transactions), Liberty’s applicable percentage will be reduced by the amount of Live Nation equity securities transferred.
Registration Rights Agreement
On January 25, 2010, we entered into a registration rights agreement, or the Registration Rights Agreement, with Liberty. The following summary is qualified by reference to the full Registration Rights Agreement, which was included as Exhibit 10.2 to our Annual Report on Form 10-K for the year ended December 31, 2020.
Under the Registration Rights Agreement, Liberty is entitled to three demand registrations (and unlimited piggyback registrations) with respect to Liberty’s shares of Live Nation common stock, provided that any such demand involves Live Nation common stock with an aggregate offering price of at least $75 million on the date of such demand. Liberty will also be permitted to exercise its registration rights in connection with certain hedging transactions that it may enter into in respect of its shares of Live Nation common stock.
In addition, we will indemnify Liberty, and Liberty will indemnify us, against specified liabilities in connection with misstatements or omissions in any registration statement. We will be responsible for expenses related to any registration, other than certain specified expenses, including, but not limited to, (i) costs of printing and mailing the registration statement or other documents related to the offering, (ii) brokers’ commissions or underwriters’ discounts and (iii) costs of ours relating to analyst or investor presentations.

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PROPOSAL NO. 1—ELECTION OF DIRECTORS
Director Nominees
The board of directors is soliciting approval of the following director nominees:
•    Maverick Carter
•    Ariel Emanuel
•    Ping Fu
•    Jeffrey T. Hinson
•    Chad Hollingsworth
•    James Iovine
•    James S. Kahan
•    Gregory B. Maffei
•    Randall T. Mays
•    Michael Rapino
•    Mark S. Shapiro
•    Dana Walden
As we elect all members of our board of directors annually, the twelve nominees will serve for a one-year term expiring on the date of our Annual Meeting of Stockholders held in 2022 or until their successors are elected or their earlier resignation or removal. All twelve director nominees are current members of the board of directors and are standing for re-election.
A director nominee will be elected only if he or she receives a majority of the votes cast with respect to his or her election in an uncontested election (that is, the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee). For purposes of electing directors, not voting, withholding your vote by voting “abstain” or a broker non-vote is not counted as a vote cast, and therefore will have no effect on the outcome of the election of directors.
Each of the director nominees has indicated a willingness to serve, or continue to serve, as a director if elected. If any director nominee becomes unable to serve, the board of directors may designate a substitute nominee, in which case the designated proxy holders, Mr. Rapino and Ms. Willard, will vote for such substitute nominee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH NAMED DIRECTOR NOMINEE.

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General Information About the Board of Directors
Our bylaws provide that our business and affairs will be managed by, or under the direction of, our board of directors. Set forth below is biographical information for the director nominees as of the date of this proxy statement, and the qualifications that led the board to conclude that each should serve as a director.
Maverick Carter
•Age: 39
•Professional Background: Mr. Carter has served as a member of our board of directors since December 2018. As CEO of The SpringHill Company, Mr. Carter has made a pioneering commitment to developing authentic, award-winning content spanning several platforms including digital, documentary and feature films all with a common thread of important, aspirational storytelling. The SpringHill Company owns notable brands including athlete empowerment brand UNINTERRUPTED and its More Than movement and the trailblazing hit show for leading cultural conversations, The Shop. As the long-time manager of LeBron James’ business interests, Mr. Carter was instrumental in securing his lifetime deal with Nike, the largest single-athlete guarantee and the first lifetime commitment in the company’s history. Carter also played a key role in the growth of LRMR Ventures, the venture company that holds and oversees all of Carter’s and James’ current investments and business assets. Mr. Carter additionally serves on the Board of Directors for Equinox Group as well as the Advisory Council for the Smithsonian’s National Museum of African American History and Culture, Walmart’s Opportunity Leadership Council, and the LeBron James Family Foundation that is committed to creating generational change in his hometown of Akron, Ohio. Mr. Carter attended Western Michigan University.
•Board Membership Qualifications: Mr. Carter’s qualifications as a director include his professional background and experience, previously held senior executive-level positions, his leadership skills developed while developing and growing LRMR Ventures and its operating companies, and his extensive knowledge and understanding of, and reputation in, the entertainment and media industries.
Ari Emanuel
•Age: 60
•Professional Background: Mr. Emanuel has served as a member of our board of directors since 2007. Mr. Emanuel co-founded the Endeavor talent agency in 1995, which merged with the William Morris Agency in 2009 to form WME Entertainment. WME subsequently acquired sports, fashion, media and events company, IMG; UFC, the world’s premier professional mixed martial arts organization; and arts and media company, Frieze, among others. In 2017, this global portfolio was formed into a holding company called Endeavor Co., or Endeavor. Mr. Emanuel is now Chief Executive Officer and a member of the board of directors of Endeavor. Mr. Emanuel is also a member of the Board of Trustees of the Museum of Contemporary Art (MOCA), The Perelman Center for the Performing Arts, and Wish, and serves as director of WI Investment Holdings, LLC, Director of Raine Holdings, LLC and various Endeavor-related entities.
•Board Membership Qualifications: Mr. Emanuel’s qualifications as a director include his professional background and experience, his leadership skills acquired while building Endeavor and guiding WME Entertainment, his extensive knowledge and understanding of, and reputation in, the entertainment industry and his expertise in artist representation.
Ping Fu
•Age: 62
•Professional Background: Ms. Fu has served as a member of our board of directors since June 2018. Ms. Fu currently serves as a director of The Long Now Foundation, Gem and Bolt LLC, and Burning Man Project. Previously, she served as Chief Entrepreneur Officer of 3D Systems Corporation from 2013 to 2016. From 1997 until its acquisition by 3D Systems in 2013, Ms. Fu was Chief Executive Officer of Geomagic, Inc. Before co-founding Geomagic, Ms. Fu was program manager of visualization at the National Center for Supercomputing Applications, where she was part of the team that initiated and managed the NCSA Mosaic software project that led to Netscape and Internet Explorer. She has more than 20 years of software industry experience in database, networking, 3D printing, geometry processing and computer graphics.
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•Board Membership Qualifications: Ms. Fu’s qualifications as a director include her professional background and experience, including her perspectives on female leadership and cultural sensitivity in the public and private sectors, previously held senior executive-level positions and global business experiences, her extensive track record as a futurist in technology trends, social change and policy-making, and her long history of working with and nurturing innovators and creative talents.
Jeff Hinson
•Age: 66
•Professional Background: Mr. Hinson has served as a member of our board of directors since 2005. Mr. Hinson has been President of YouPlus Media, LLC since June 2009. Previously, he served as Chief Executive Officer of Border Media Partners, LLC from 2007 to 2009, was a private financial consultant from 2005 to 2007 and served as Executive Vice President and Chief Financial Officer of Univision Communications Inc., or Univision, from 2004 to 2005. He served as Senior Vice President and Chief Financial Officer of Univision Radio, the radio division of Univision, from 2003 to 2004. From 1997 to 2003, Mr. Hinson served as Senior Vice President and Chief Financial Officer of Hispanic Broadcasting Corporation, which was acquired by Univision in 2003 and became the radio division of Univision. Mr. Hinson additionally serves as a director of several privately-held companies.
•Board Membership Qualifications: Mr. Hinson’s qualifications as a director include his professional background and experience, previously held senior executive-level positions, his service on other public company boards, his extensive experience with companies in the media sector and his financial expertise.
Chad Hollingsworth
•Age: 44
•Professional Background: Mr. Hollingsworth has served as Senior Vice President, Corporate Development at Liberty Media Corporation since 2016. He first joined Liberty in 2007. He focuses on generating and executing on investment opportunities within the telecom infrastructure, retail, sports and live entertainment sectors, as well as oversees several of Liberty’s venture investments. Mr. Hollingsworth currently serves as a director for Rocky Mountain PBS, Invest in Kids, Arrowhead at Vail Association, and Presenting Denver, which are Colorado-based nonprofits.
•Board Membership Qualifications: Mr. Hollingsworth’s qualifications as a director include his professional background and experience including as a senior-level executive, his service on other boards of directors and his expertise in identifying and executing on business opportunities and strategy. Mr. Hollingsworth was nominated as a director by Liberty Media pursuant to the Liberty Stockholder Agreement.
Jimmy Iovine
•Age: 68
•Professional Background: Mr. Iovine has served as a member of our board of directors since 2014. Most recently, Mr. Iovine served as a creative consultant to Apple Inc. from 2014 until 2018. Previously, he co-founded Interscope Records in 1990, which subsequently became Interscope Geffen A&M in 1999. In 2006, he co-founded Beats Electronics and Beats Music, companies which produce audio products and operate a music streaming service, and which were sold to Apple Inc. in May 2014. Mr. Iovine currently serves as a director of NTWRK and Rosewood Creative Marketing Agency, both of which are privately-held companies.
•Board Membership Qualifications: Mr. Iovine’s qualifications as a director include his professional background and experience, previously held senior executive-level positions, his extensive knowledge and understanding of, and reputation in, the music industry and his experience as an entrepreneur in the music industry.
Jim Kahan
•Age: 73
•Professional Background: Mr. Kahan has served as a member of our board of directors since 2007. Mr. Kahan is a former executive of AT&T where he spent nearly 38 years. During his tenure at AT&T and its predecessors, he oversaw approximately $300 billion of acquisitions and divestitures, including the acquisitions of Pacific Telesis (1997), Southern New England Telecommunications (1998), Ameritech (1999) and the former AT&T Corp. (2005), as well as Cingular Wireless’ acquisition of AT&T Wireless (2004). He was also responsible for AT&T’s acquisition of BellSouth Corp. in 2006. Mr. Kahan serves as a director of Catch Media, Inc., a private digital media company.
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•Other Current Public Company Directorships: Mr. Kahan serves as a director of Amdocs Ltd., which provides software products and services to the communications industry worldwide.
•Board Membership Qualifications: Mr. Kahan’s qualifications as a director include his professional background and experience, previously held senior executive-level positions, his service on other public and private company boards and his financial and mergers and acquisitions expertise.
Greg Maffei
•Age: 60
•Professional Background: Mr. Maffei has served as a member of our board of directors since 2011 and as our Chairman of the Board since 2013. Mr. Maffei has served as the President and Chief Executive Officer of Liberty Media Corporation (including its predecessor) since May 2007, Liberty TripAdvisor Holdings since July 2013, Liberty Broadband Corporation since June 2014, and Liberty Media Acquisition Corporation since November 2020. Mr. Maffei also served as the President and Chief Executive officer of GCI Liberty, Inc. from March 2018 until December 2020, and Qurate Retail, Inc. (including its predecessor) from February 2006 until March 2018, having previously served as its CEO-Elect from November 2005 through February 2006. Prior thereto, Mr. Maffei served as President and Chief Financial Officer of Oracle Corporation, Chairman, President and Chief Executive Officer of 360networks Corporation, and Chief Financial Officer of Microsoft Corporation.
•Other Current Public Company Directorships: Mr. Maffei has served as a director of Liberty Media Corporation since 2007; the Chairman of the Board of Qurate Retail, Inc. since 2018 (director since 2005); the Chairman of the Board of Liberty TripAdvisor Holdings, Inc. since 2015 (director since 2013); a director of Liberty Broadband Corporation since 2014; a director of Liberty Media Acquisition Corporation since 2020; the Chairman of the Board of TripAdvisor, Inc. since 2013; the Chairman of the Board of Sirius XM Holdings Inc. since 2013 (director since 2009); a director of Zillow Group, Inc. and its predecessors since 2005; and a director of Charter Communications, Inc. since 2013.
•Board Membership Qualifications: Mr. Maffei’s qualifications as a director include his professional background and experience, his leadership and reputation in the technology, media and communications sectors, previously held senior executive-level positions and his service on other public and private company boards. He provides executive leadership perspective on the operations and management of large public companies and risk management principles. Mr. Maffei was nominated as a director by Liberty Media pursuant to the terms of the Liberty Stockholder Agreement.
Randall Mays
•Age: 55
•Professional Background: Mr. Mays has served as a member of our board of directors since our formation in 2005. He has served as Co-Chairman, Co-Chief Executive Officer and Chief Financial Officer of BlueRiver Acquisition Corp., a blank check company, since October 2020. He additionally currently serves as President of Running M Capital, a private investment company, and formerly served as Vice Chairman, President and Chief Financial Officer of Clear Channel Communications, Inc. Additionally, Mr. Mays currently serves as a director of private companies BuildGroup, an Austin, Texas based fund that invests in Technology companies; LP Spinal Stabilization Technologies, a Boulder, Colorado based company that develops Medical Devices; and as chairman of Digital Defense, a San Antonio, Texas based cybersecurity company.
•Other Current Public Company Directorships: Mr. Mays has served as a director and Co-Chairman of BlueRiver Acquisition Corp., a special purpose acquisition company, since October 2020.
•Board Membership Qualifications: Mr. Mays’ qualifications as a director include his professional background and experience, previously held senior executive-level positions, his service on other public and private company boards and his financial, media and advertising expertise.
Michael Rapino
•Age: 55
•Professional Background: Mr. Rapino is our President and Chief Executive Officer and has served in this capacity since 2005. He has also served on our board of directors since 2005.
•Other Current Public Company Directorships: Mr. Rapino has served as a director of Sirius XM Holdings Inc. since 2018.
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•Board Membership Qualifications: Mr. Rapino’s qualifications as a director include his professional background and experience, his leadership skills acquired prior to and while serving as Chief Executive Officer of Live Nation, his extensive knowledge and understanding of, and reputation in, the music industry and his understanding of Live Nation’s business, operations, products and services.
Mark Shapiro
•Age: 51
•Professional Background: Mark Shapiro has served as a member of our board of directors since 2008. Since December 2018, he has served as President of Endeavor, having previously served as the Co-President (November 2016 to December 2018) and Chief Content Officer (September 2014 to November 2016) of Endeavor’s former company name WME-IMG, a global leader in sports, fashion and media. Prior to that, he served as Executive Producer of Dick Clark Productions, an independent producer of television programming, from September 2012 to September 2014, and was its Chief Executive Officer from May 2010 to September 2012. Mr. Shapiro was the Chief Executive Officer of Six Flags, Inc., or Six Flags, the world’s largest regional theme park company, from December 2005 through May 2010. Prior to joining Six Flags, Mr. Shapiro spent twelve years at ESPN, Inc., or ESPN, where he served as Executive Vice President, Programming and Production, and in various other capacities. At ESPN, he had significant responsibility in building the strength of the network’s brand, and was responsible for the development, acquisition and scheduling of all ESPN and ABC Sports programming; oversaw all remote and studio production for ESPN’s domestic and international entities, including ESPN Radio; and developed original films, dramatic television and reality programming for the ESPN family of networks. During his tenure at ESPN, Mr. Shapiro garnered 16 Emmy Awards and two Peabody Awards.
•Other Current Public Company Directorships: Mr. Shapiro has served as a Trustee of Equity Residential, a real estate investment trust, since 2010 and as a director of Bright Lights Acquisition Corp., a special purpose acquisition company, since 2020.
•Board Membership Qualifications: Mr. Shapiro’s qualifications as a director include his professional background and experience, previously held senior executive-level positions, his service on other public and private company boards and his extensive experience with companies in the entertainment sector.
Dana Walden
•Age: 56
•Professional Background: Ms. Walden has served as a member of our board of directors since June 2018. She currently serves as Chairman, Entertainment, Walt Disney Television, having previously served as Chairman, Disney Television Studios and ABC Entertainment. Prior to that, Ms. Walden served as Chairman and Chief Executive Officer of Fox Television Group, from 2014 until 2019. Previously, she served as Chairman and Chief Executive Officer of 20th Century Fox TV from 2010 until 2014. Prior to The Walt Disney Company's acquisition of multiple assets from Twenty First Century Fox, Ms. Walden served on the board of directors of subscription video on demand service, Hulu. She currently serves as a director of the UCLA Jonsson Comprehensive Cancer Center and is on the Friends Board of the Saban Community Clinic.
•Board Membership Qualifications: Ms. Walden’s qualifications as a director include her professional background and experience, previously held senior-executive level positions, her service on other private company boards, her leadership skills developed while leading large organizations, and her extensive knowledge and understanding of, and reputation in, the entertainment industry.
Board Meetings
Our board of directors met four times during 2020 and acted by unanimous written consent twice. All incumbent directors attended at least 75% of the aggregate meetings of the board of directors and of board committees on which they served during the time they were serving as a director or committee member, as applicable. We have adopted a formal policy on director attendance at annual meetings of stockholders, which states that each director is strongly encouraged to attend such meetings, unless attendance is precluded by health or other significant personal matters. Nine of our twelve directors attended our 2020 annual meeting of stockholders.
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The board of directors has appointed Mr. Maffei, as the non-executive chairman of the board, to preside over executive sessions of the non-management directors.
Board Committees
The board of directors has four standing committees: the Audit Committee, the Nominating and Governance Committee, the Compensation Committee and the Executive Committee, each of which is described below. Each committee, other than the Executive Committee, operates under a written charter adopted by the board of directors. All of the committee charters are publicly available in the Corporate Governance section of our website at investors.livenationentertainment.com/corporate-governance/governance-documents or may be obtained upon written request to our General Counsel at our principal executive offices.
Committee members are elected by the board of directors, upon the Nominating and Governance Committee’s recommendations, and serve until their successors are elected or their earlier resignation or removal.
The current composition of the board committees is as follows:

Name	Audit Committee	Nominating and Governance Committee	Compensation Committee	Executive Committee
Maverick Carter		✓
Ari Emanuel		✓
Ping Fu	✓
Jeff Hinson	✓ (Chair)
Chad Hollingsworth			✓
Jimmy Iovine			✓
Jim Kahan	✓
Greg Maffei				✓ (Chair)
Randall Mays		✓ (Chair)		✓
Michael Rapino				✓
Mark Shapiro			✓ (Chair)
Dana Walden			✓
Audit Committee
During 2020, the Audit Committee consisted of Messrs. Hinson and Kahan, and Ms. Fu. The board of directors has determined that all three of the current members of the Audit Committee are independent, as defined by the NYSE corporate governance standards, Rule 10A-3 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and our independence standards. The board of directors has also determined that each Audit Committee member is financially literate and that both Messrs. Hinson and Kahan have the attributes of an audit committee financial expert as defined in the applicable SEC regulations. During 2020, the Audit Committee met five times.
As set forth in more detail in the Audit Committee Charter, the Audit Committee’s purpose is to assist the board of directors in its general oversight of the quality and integrity of our accounting, auditing and financial reporting and internal control practices. The specific responsibilities of the Audit Committee include:
•appointing, compensating, overseeing and terminating the independent registered public accounting firm;
•approving all audit and non-audit services (other than those non-audit services prohibited by law) to be provided by the independent registered public accounting firm;
•reviewing and discussing the annual and quarterly financial statements and related notes and the specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;
•reviewing with the independent registered public accounting firm any audit problems or difficulties and management’s responses thereto;
•discussing earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies, if any;
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•reporting regularly to the full board of directors regarding, among other things, the quality and integrity of our financial statements, compliance with legal or regulatory requirements, the performance and independence of the independent registered public accounting firm and the performance of the internal audit function;
•maintaining free and open communications with, and periodically meeting with, management, the internal auditors and the independent registered public accounting firm;
•discussing guidelines and policies with respect to risk assessment and risk management;
•overseeing our Policy on Related-Person Transactions, as amended and supplemented from time to time;
•reviewing and approving the Report of the Audit Committee of the Board of Directors included in our annual proxy statements; and
•complying with all other responsibilities and duties set forth in the Audit Committee Charter.
The Audit Committee has oversight responsibility for areas such as data privacy, cybersecurity, physical security, and compliance with laws and regulations such as the United States Foreign Corrupt Practices Act. For additional information concerning the Audit Committee, see “Report of the Audit Committee of the Board of Directors” included in this proxy statement.
Nominating and Governance Committee
The Nominating and Governance Committee currently consists of Messrs. Carter, Emanuel and Mays. The board of directors has determined that all three members of the Nominating and Governance Committee are independent, as defined by the NYSE corporate governance standards and our independence standards. The Nominating and Governance Committee met once during 2020.
The specific responsibilities of the Nominating and Governance Committee include:
•identifying, screening and recruiting qualified individuals to become board members;
•proposing nominations for the board of directors and board committee membership;
•assessing the composition of the board of directors and board committees;
•overseeing the performance of the board of directors; and
•complying with all other responsibilities and duties set forth in the Nominating and Governance Committee Charter.
Compensation Committee
The Compensation Committee currently consists of Messrs. Hollingsworth, Iovine and Shapiro, and Ms. Walden (who was appointed in March 2021). The board of directors has determined that all four members of the Compensation Committee are independent, as defined by the NYSE’s corporate governance standards and our independence standards. During 2020, the Compensation Committee met twice and acted by unanimous written consent twice.
The specific responsibilities of the Compensation Committee include:
•reviewing and approving, and/or recommending modifications to, the base salary, incentive compensation and all other compensation of our Chief Executive Officer and other executive officers;
•overseeing the administration of our equity-based plans;
•reviewing and approving the Report of the Compensation Committee of the Board of Directors included in our proxy statements;
•reviewing and discussing with management the Compensation Discussion and Analysis included in our proxy statements;
•reviewing, from time to time, the compensation and benefits of directors who are not employees of the company and recommending any changes to the board that the committee deems appropriate;
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•overseeing the company’s submissions to stockholders on executive compensation matters, including advisory votes on executive compensation and the frequency of such votes, incentive and other executive compensation plans and amendments to such plans;
•consulting on the appropriate engagement with shareholder groups and proxy advisory firms on executive compensation matters;
•overseeing and periodically assessing material risks associated with the company’s compensation structure, policies and programs for executive officers; and
•complying with all other responsibilities and duties set forth in the Compensation Committee Charter.
Compensation Committee meetings are regularly attended by the Chief Executive Officer and, from time to time, other members of management, as requested by the committee.
Executive Committee
The Executive Committee currently consists of Messrs. Maffei, Mays and Rapino. The Executive Committee did not formally meet during the 2020 fiscal year, though the members met informally from time to time to discuss the affairs of the company.
The specific responsibilities of the Executive Committee are to:
•be available to the company’s executive management to discuss significant operational and strategic issues from time to time;
•serve as a conduit between executive management and the board of directors, including helping to facilitate board processes and communications; and
•have such further powers and responsibilities, and undertake such specific actions or duties, as may be delegated to it in the future by the board of directors.
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DIRECTOR COMPENSATION
Pursuant to our non-employee director compensation plan, we currently pay (i) each of our non-employee directors an annual cash retainer of $90,000, (ii) each member of the Audit Committee, Compensation Committee and Nominating and Governance Committee an additional annual cash retainer of $21,000, $15,000 and $9,000, respectively, (iii) the Chairpersons of the Audit Committee, Compensation Committee and Nominating and Governance Committee a further annual cash retainer of $18,000, $15,000 and $9,000, respectively, and (iv) the non-executive Chairman of the Board an additional annual cash retainer of $54,000, which he or she may elect to receive in either cash or shares of restricted stock. No additional per-meeting fees apply under the plan. In June 2020, in response to the ongoing COVID-19 pandemic, the board elected to temporarily reduce its cash compensation for board and committee service by 35% for the remainder of 2020, and to have such compensation payable in the form of shares of restricted stock in order to conserve cash. The regular non-employee director compensation plan was restored in January 2021.
Under the plan, each non-employee director also receives a grant of $150,000 in shares of restricted stock based on the average closing price of our stock during the 20 trading days prior to the date of the grant (i) upon such non-employee director’s appointment to the board of directors (prorated for the period from the director’s appointment through the anticipated date of our next annual meeting of stockholders), and (ii) on an annual basis thereafter. The non-executive Chairman of the Board receives an additional annual grant of $90,000 in shares of restricted stock based on the average closing price of our stock during the 20 trading days prior to the date of the grant. We may also grant additional discretionary stock-based awards to our non-employee directors, and these directors may elect to receive their cash fees in the form of shares of our common stock.
Only non-employee directors are eligible to receive compensation for their services as a director. Accordingly, Mr. Rapino, our President and Chief Executive Officer, did not receive any separate director compensation during 2020.
2020 Director Compensation Table
The following table shows compensation paid to the members of our board of directors for the fiscal year ended December 31, 2020.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Total ($)
Maverick Carter	22,500	239,199	261,699
Ari Emanuel	24,750	240,978	265,728
Ping Fu	27,750	248,094	275,844
Jeff Hinson	32,250	258,768	291,018
Chad Hollingsworth	—	241,571	241,571
Jimmy Iovine	26,250	244,536	270,786
Jim Kahan	27,750	248,094	275,844
Greg Maffei(2)	22,500	393,489	415,989
Randall Mays	27,000	246,315	273,315
Michael Rapino	—	—	—
Mark Shapiro	26,250	250,466	276,716
Dana Walden	22,500	235,641	258,141
Mark Carleton(3)	22,500	—	22,500
Ted Enloe(3)	30,000	—	30,000

20 | 2021 Proxy Statement

(1)	The amounts set forth in this column reflect shares of restricted stock granted under our stock incentive plans. The amounts listed are equal to the aggregate grant date fair value computed in accordance with ASC topic 718, Compensation — Stock Compensation, or ASC 718 (which will generally lead to a reported value that differs from the amount set forth in the director compensation policy outlined above under “Director Compensation” due to the different methodologies). A discussion of the assumptions used in calculating the grant date fair value is set forth in Note 13 of the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for the year ended December 31, 2020. The restricted stock awards vest in full on the first anniversary of the grant or, for off-cycle grants, on the first anniversary of the on-cycle grants. The ownership of company securities as of the record date for each director is set forth below in the “Security Ownership Table.”
(2)	Mr. Maffei elected to receive his non-executive Chairman of the Board retainer in shares of restricted stock.
(3)	Effective June 3, 2020, Messrs. Carleton and Enloe retired from the board of directors.

2021 Proxy Statement | 21

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

Security Ownership Table
The following table sets forth certain information regarding beneficial ownership of our common stock as of the Record Date (April 14, 2021), by:
•each person known by us to beneficially own 5% or more of our common stock;
•each current director and director nominee;
•each of our current executive officers named in the 2020 Summary Compensation Table; and
•all of our executive officers, directors and director nominees as a group.
Beneficial ownership is determined in accordance with SEC rules and regulations. Unless otherwise indicated in the footnotes to this table, and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Beneficial ownership also includes shares of common stock subject to options exercisable on or before June 13, 2021 (60 days after April 14, 2021); provided, however, that these shares are not deemed outstanding for computing the percentage ownership of each other person. The percentage of beneficial ownership is based on 218,683,278 shares of our common stock outstanding (or deemed to be outstanding under SEC rules and regulations) as of April 14, 2021. Unless otherwise indicated, the address of each of the stockholders listed below is c/o Live Nation Entertainment, Inc., 9348 Civic Center Drive, Beverly Hills, California 90210.

	Amount and Nature of Beneficial Ownership
			Restricted Stock Unvested
Name of Beneficial Owner	Common Stock	Exercisable Options		Other	Total	Percent
Maverick Carter	5,676	—	4,437	—	10,113	*
Ari Emanuel	2,380	—	4,470	—	6,850	*
Ping Fu	7,827	—	4,602	—	12,429	*
Jeff Hinson (1)	53,336	—	4,800	200	58,336	*
Chad Hollingsworth	—	—	4,481	—	4,481	*
Jimmy Iovine	24,915	—	4,536	—	29,451	*
Jim Kahan (2)	—	—	4,602	89,921	94,523	*
Greg Maffei	89,091	—	7,299	—	96,390	*
Randall Mays (3)	96,753	—	4,569	38,198	139,520	*
Mark Shapiro	39,145	—	4,646	—	43,791	*
Dana Walden	5,827	—	4,371	—	10,198	*
Michael Rapino	895,657	5,180,202	1,704,277	—	7,780,136	3.48%
Joe Berchtold	45,417	630,121	815,200	—	1,490,738	*
Brian Capo	6,730	5,000	4,625	—	16,355	*
Michael Rowles	140,848	357,288	13,850	—	511,986	*
Kathy Willard	205,648	711,022	47,400	—	964,070	*
All directors, director nominees and executive officers as a group (16 persons) (4)	1,619,250	6,883,633	2,638,165	128,319	11,269,367	5.00%
Liberty Media Corporation (5)	—	—	—	69,645,033	69,645,033	31.85%
The Vanguard Group (6)	—	—	—	15,052,744	15,052,744	6.88%
The Public Investment Fund (7)	—	—	—	12,565,167	12,565,167	5.75%
Canada Pension Plan Investment Board (8)	—	—	—	10,712,583	10,712,583	4.90%
BlackRock, Inc. (9)	—	—	—	10,453,911	10,453,911	4.78%

22 | 2021 Proxy Statement

* Percentage of common stock beneficially owned by the named stockholder does not exceed one percent of Live Nation Entertainment common stock.
(1)Includes 20,415 shares of common stock that are subject to a pledge arrangement. “Other” includes 200 shares of common stock held by Mr. Hinson’s son who shares the same household as Mr. Hinson.
(2)“Other” includes 89,921 shares of common stock held by trusts of which Mr. Kahan is the trustee, but not a beneficiary.
(3)“Other” consists of 32,568 shares held by trusts of which Mr. Mays is the trustee, but not the beneficiary and 5,630 shares held by trusts of which Mr. Mays is a 25% beneficiary and co-trustee.
(4)See footnotes 1 through 3.
(5)Address: 12300 Liberty Boulevard, Englewood, Colorado 80112. Information is based solely on a Form 4 and a Schedule 13D/A (Amendment No. 4) filed by Liberty Media Corporation with the SEC on December 1, 2015 and September 30, 2015, respectively. Such forms state that the reporting person has sole voting power with respect to 53,745,033 shares, shared voting power with respect to no shares, sole dispositive power with respect to 53,745,033 shares, and shared dispositive power with respect to no shares. In addition, such forms state that the reporting person has sole voting and dispositive power with respect to 12,385,828 shares that are held indirectly through wholly-owned subsidiaries, which shares are included in the total beneficial ownership amount.
(6)Address: 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. Information is based solely on a Schedule 13G/A (Amendment No. 3) filed by The Vanguard Group with the SEC on February 10, 2021. Such form states that the reporting persons aggregately have sole voting power with respect to no shares, shared voting power with respect to 255,615 shares, sole dispositive power with respect to 14,399,849 shares, and shared dispositive power with respect to 652,895 shares.
(7)Address: P.O. Box 6847, Riyadh 11452, Kingdom of Saudi Arabia. Information is based solely on a Schedule 13G/A (Amendment No. 1) filed by The Public Investment Fund with the SEC on February 16, 2021. Such form states that the reporting persons aggregately have sole voting power with respect to 12,565,167 shares, shared voting power with respect to no shares, sole dispositive power with respect to 12,565,167 shares, and shared dispositive power with respect to no shares.
(8)Address: One Queen Street East, Suite 2500, Toronto, Ontario, M5C 2W5, Canada. Information is based solely on a Schedule 13G/A (Amendment No. 2) filed by the Canada Pension Plan Investment Board with the SEC on February 4, 2021. Such form states that the reporting persons aggregately have sole voting power with respect to 10,712,583 shares, shared voting power with respect to no shares, sole dispositive power with respect to 10,712,583 shares, and shared dispositive power with respect to no shares.
(9)Address: 55 East 52nd Street, New York, New York 10055. Information is based solely on a Schedule 13G/A (Amendment No. 4) filed by BlackRock, Inc. with the SEC on June 9, 2020. Such form states that the reporting persons aggregately have sole voting power with respect to 9,350,294 shares, shared voting power with respect to no shares, and sole dispositive power with respect to 10,453,911 shares, and shared dispositive power with respect to no shares.
Equity Compensation Plan Information
The table below provides information relating to shares of our common stock that may be issued under our existing equity compensation plans as of December 31, 2020:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding the securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	9,323,323(1)	$18.93	5,634,771
Equity compensation plans not approved by security holders	—	—	—
Total	9,323,323	$18.93	5,634,771
(1)    In addition, there were 3,956,073 shares of restricted and deferred stock awards granted under the plans outstanding. Since these shares do not have an exercise price, they are not included in the calculation of the weighted-average exercise price in column (b). These shares of restricted and deferred stock awards are considered outstanding shares and thus are included in the number of shares outstanding as of the Record Date. The table reflects awards outstanding under both the Live Nation and Ticketmaster Plans; as of December 31, 2020, there remained 5,634,771 shares available for issuance under the Live Nation plan and no shares under the Ticketmaster plan (which expired in August 2018 such that no new grants or awards may be made).
2021 Proxy Statement | 23

PROPOSAL NO. 2—RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the board of directors has appointed Ernst & Young LLP as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2021. Ernst & Young LLP served as our independent registered public accounting firm during the 2020 fiscal year. Representatives of Ernst & Young LLP are expected to be present at the annual meeting to respond to appropriate questions and will have the opportunity to make a statement if they so desire.
Stockholder ratification of the appointment of Ernst & Young LLP is not required by our bylaws or otherwise. However, our board of directors is submitting the appointment of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate governance practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether to retain Ernst & Young LLP. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the 2021 fiscal year if it determines that such a change would be in the best interests of us and our stockholders.
The affirmative vote of the holders of at least a majority of the total voting power of our common stock present in person or represented by proxy and entitled to vote on this matter is required to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm. For purposes of this vote, abstentions will be counted as present in person or represented by proxy and entitled to vote on this matter, and therefore will have the effect of a negative vote. Broker non-votes will have no effect on the outcome of this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Audit and Non-Audit Fees
The following table shows the fees paid or accrued (in thousands) by Live Nation for audit and other services provided by Ernst & Young LLP for the 2020 and 2019 fiscal years, respectively:

	2020	2019
Audit Fees	$9,559	$9,721
Audit-Related Fees	1,087	1,887
Tax Fees	645	891
All Other Fees	8	14
Total	$11,299	$12,513
Audit fees consist of fees for the audit of our annual financial statements, the audit of our internal controls over financial reporting, reviews of our financial statements included in our Quarterly Reports on Form 10-Q, reviews of our other SEC filings and other professional services provided in connection with statutory and regulatory filings.
Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit and review of our financial statements and which are not reported above under “Audit Fees.” These services primarily related to attest services in connection with ticketing system audits for purposes of reporting on control design and operating effectiveness, gross receipts audits as required by leases and acquisition-related due diligence services.
Tax fees consist of fees for tax advice and tax return preparation.
All other fees consist of fees for Ernst & Young’s online research tool and miscellaneous fees.
24 | 2021 Proxy Statement

The Audit Committee has established procedures for the approval of all audit and non-audit services provided by our independent registered public accounting firm. Pursuant to this policy, the Audit Committee approves all audit and non-audit services provided by the independent registered public accounting firm, including the fees and other terms of the engagements. Before the independent registered public accounting firm is engaged to perform any non-audit services, the Audit Committee must review and pre-approve such services. The Audit Committee may delegate its approval authority to its Chairperson, provided that any services approved by the Chairperson are reported to the Audit Committee at its next regularly scheduled meeting.
The Audit Committee approved all of the audit and permissible non-audit services performed by Ernst & Young LLP during the 2020 fiscal year.
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REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
The material in this report is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any filing of the company under the Securities Act or the Exchange Act whether made on, before or after the date of this report and irrespective of any general incorporation language in such filing.
The Audit Committee’s purpose is to assist the board of directors in its general oversight of Live Nation’s accounting, auditing and financial reporting practices. Management is primarily responsible for Live Nation’s financial statements, systems of internal controls and compliance with applicable legal and regulatory requirements. Ernst & Young LLP, Live Nation’s independent registered public accounting firm, is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States, as well as expressing an opinion on the effectiveness of internal control over financial reporting.
The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm, nor can the committee certify that Live Nation’s registered public accounting firm is “independent” under applicable rules. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the independent registered public accounting firm on the basis of the information it receives, discussions with management and the independent registered public accounting firm and the experience of the committee’s members in business, financial and accounting matters.
During the 2020 fiscal year, management completed the documentation, testing and evaluation of Live Nation’s internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the Audit Committee received periodic updates provided by management and Ernst & Young LLP. At the conclusion of the process, management provided the Audit Committee with a report on the effectiveness of Live Nation’s internal control over financial reporting. The Audit Committee also reviewed the report of management contained in Live Nation’s Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC, as well as Ernst & Young LLP’s Report of Independent Registered Public Accounting Firm included in Live Nation’s Annual Report on Form 10-K related to its audit of (i) the consolidated financial statements and financial statement schedule and (ii) the effectiveness of internal control over financial reporting.
In overseeing the preparation of Live Nation’s financial statements, the Audit Committee met with both management and Live Nation’s independent registered public accounting firm to review and discuss all financial statements prior to their issuance and to discuss significant accounting issues. Management advised the Audit Committee that all financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee’s review included discussion with the outside auditors of matters required to be discussed pursuant to Public Company Accounting Oversight Board, or the PCAOB, Auditing Standard Number 1301 (Communications With Audit Committees).
With respect to Live Nation’s independent registered public accounting firm, the Audit Committee, among other things, discussed with Ernst & Young LLP matters relating to its independence, including its letter and the written disclosures made to the committee as required by Rule 3526 of the PCAOB (Communication With Audit Committees Concerning Independence).
On the basis of these reviews and discussions, the undersigned members of the Audit Committee recommended to the board of directors that Live Nation’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2020, for filing with the SEC.
Respectfully submitted,
The Audit Committee of the Board of Directors
Ping Fu
Jeff Hinson (Chair)
Jim Kahan
26 | 2021 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS
The following Compensation Discussion and Analysis may contain statements regarding historical and/or future individual and company performance measures, targets and other goals. These goals are disclosed in the limited context of our executive compensation program and should not be understood to be statements of management’s or the board of directors’ expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts. As used in this Compensation Discussion and Analysis, the term “executives” refers generally to members of our management team, the term “executive officers” refers to our executive officers as determined in accordance with Rule 3b-7 of the Exchange Act (and is a subset of “executives”) and the term “named executive officers” refers to our named executive officers determined in accordance with Item 402(a)(3) of Regulation S-K (and is a subset of “executive officers”). References to “we,” “us,” “our” or the “company” refer to Live Nation Entertainment, Inc.
Executive Overview
We continually refine and enhance our executive compensation program in response to both feedback from our stockholders as well as market demands. We believe that our overall compensation program aligns the interests of our executives with those of our stockholders. Below are some of the significant elements of our executive compensation program.

Executive Compensation Practices
What We Do:
✓    Performance criteria in place with aggressive stock price growth targets for the vesting of performance share grants to the CEO
✓    Majority of compensation “at-risk”
✓    Robust CEO and named executive officer stock ownership guidelines of 5x base salary for the CEO and 2.5x base salary for other named executive officers
✓    Strong Hedging Policy that prohibits directors and executive officers from engaging in all hedging transactions in company securities
✓    Strong Pledging Preapproval Policy that requires prior approval for all pledging activities in company securities by directors and executive officers
What We Don’t Do:
✗    No guaranteed annual bonuses for named executive officers; all annual bonus opportunities are based on achievement of aggressive performance targets
✗    No annual minimum or automatic increases to base salary for CEO and other named executive officers
✗    No automatic annual restricted stock grants to CEO and other named executive officers
✗    No “single trigger” change of control severance provisions; CEO and other named executive officers all have a “double trigger” provision
✗    No excise tax gross-up payments for any named executive officer
✗    No cash severance payments in excess of two times annual base salary plus bonus for CEO

2021 Proxy Statement | 27

Overall, we believe that the leadership decisions made by our management team during the difficult and unprecedented circumstances we faced in 2020 positioned the company to emerge from the pandemic in a position of strength with an eye toward continuing our growth trajectory, and demonstrate the effectiveness of our business model and underlie the key compensation decisions made by the Compensation Committee with respect to our executive officers. Our continued successful execution on our strategic plan has additionally resulted in increased stockholder value:

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

Among Live Nation Entertainment, Inc., the NYSE Composite Index,
and the Hemscott Group Index

$350
$300
$250
$200
$150
$100
$50
$0
12/15
12/16
12/17
12/18
12/19
12/20
Live Nation Entertainment, Inc.
NYSE Composite
Hemscott Group Index

*$100 invested on 12/31/15 in stock or index, including reinvestment of dividends.
Fiscal year ending December 31.

2020 Compensation Decisions
Our key executive compensation decisions in 2020 related to setting appropriate performance targets and bonus levels for our executive officers in order to incentivize them to reach targeted goals during the year, as well as determining the form and amount of stock-based awards for our executive officers that will provide optimal long-term incentives to align their interests with those of our stockholders and encourage growth over the long term. In addition, in response to the COVID-19 pandemic and the unprecedented cessation of our operations in March 2020, effective April 16, 2020, our named executive officers voluntarily agreed with the company to have their salaries temporarily reduced, with most having a 50% reduction, and our chief executive officer initially having a 100% reduction, notwithstanding that these individuals had contractually-set levels of salary. In addition, from September 16, 2020 through the end of the year, the salary reductions for each of Messrs. Rapino, Berchtold, Rowles and Ms. Willard were increased to 60% of their contractual levels, and Mr. Capo’s salary reduction was increased to 40% of his contractual level.
Overall, we did not achieve our targeted company Adjusted Operating Income (as defined below) for the year, which is measured on a constant-currency and pro-forma basis. The targeted Adjusted Operating Income was set
28 | 2021 Proxy Statement

prior to the global spread of the COVID-19 pandemic, and the cessation of our operations that occurred in March 2020 precluded attainment thereof. No pro-forma adjustments were made to Adjusted Operating Income in 2020 as a result of the impacts of the COVID-19 pandemic or otherwise. All of our named executive officers had their cash performance bonuses tied to that target, and as a result, none of them received any portion of their targeted cash performance bonuses. We believe that Adjusted Operating Income is one of the primary metrics on which the company’s performance is judged by analysts and the investment community, and is thus tied to the creation of stockholder value. While our plans for 2020 were sidetracked due to the pandemic, the strong leadership decisions taken by our executive management team during the year have positioned us to emerge from difficult times on a solid footing.
We believe that having employment agreements with our executive officers is critical to our success due to the importance of long-term artist, venue and client relationships in the live entertainment business, as well as the impact of an individual’s reputation and relationships on our ability to identify, obtain and retain business opportunities. While the concept that reputation and relationships are important to success is certainly not unique to the live entertainment business, we believe that the live entertainment business itself is unique and that these factors have heightened importance in our business when compared to many other industries. Simply put, people are not fungible in our business and we try to keep our best performers. For this same reason, we are confident that our overall compensation levels for our executive officers are appropriate and necessary in order to attract and retain the best executive talent to lead and grow our company.
We maintain an executive compensation program that consists of four components: base salary, cash performance bonuses, long-term equity incentive awards, and employee benefits and other perquisites. We strive to structure the program in a manner that will benefit our stockholders by allowing us to attract and retain the right individuals for our business. This manifests itself in the pay-for-performance culture we seek to maintain. To that end, the vesting of the performance share award made to our Chief Executive Officer in 2017 in connection with his new employment agreement was tied to the attainment of aggressive stock price targets.
Prior Say on Pay Results and Stockholder Communication
In its compensation review process, the Compensation Committee considers whether our compensation program serves the best interests of our stockholders. At the 2020 Annual Meeting of Stockholders, over 94% of the votes cast (excluding abstentions and broker non-votes) were in favor of the advisory vote (“say on pay”) to approve executive compensation. In addition, underscoring their faith in the compensation decisions of our board of directors, at the 2017 Annual Meeting of Stockholders, our stockholders approved holding such future say on pay votes on a triennial, as opposed to annual, basis. Accordingly, our next say on pay vote will be held in 2023. The Compensation Committee considered these outcomes and believes that they conveyed our stockholders’ strong support of the Compensation Committee’s decisions and the existing executive compensation programs at a macro level. Our largest stockholder, which holds approximately 31.85% of our outstanding shares, has voted in favor of our say on pay proposal each year that a vote has been held. Every year, we endeavor to have discussions with some of our institutional investors in order to better understand their views on our compensation practices and structure. The Compensation Committee carefully considers this feedback, which was a significant factor in prompting the key characteristics of our executive compensation program outlined in the box above at the beginning of this Compensation Discussion and Analysis.
Following the 2020 advisory vote and discussions with stockholders in 2019 and 2020, the Compensation Committee decided to retain the core design of our executive compensation programs for 2020 and 2021, as it believes the programs continue to attract, retain and appropriately incentivize senior management, and have the strong support of our stockholders based on the most recent advisory vote. Additionally, we believe that our stockholders’ election in 2017 to hold triennial, instead of annual, advisory votes to approve executive compensation demonstrates our stockholders’ ongoing confidence in the appropriateness and effectiveness of our executive compensation program. The Compensation Committee will continue to consider the results from future advisory votes on executive compensation, as well as feedback from stockholders throughout the course of each year. Based on the foregoing, we believe our programs are effectively designed and continue to be aligned with the interests of our stockholders.
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Roles and Responsibilities
This Compensation Discussion and Analysis describes our executive compensation program as it relates to the following “named executive officers” for 2020:

Name	Position
Michael Rapino	President and Chief Executive Officer
Joe Berchtold	President
Brian Capo	Chief Accounting Officer
Michael Rowles	General Counsel
Kathy Willard	Chief Financial Officer

The Compensation Committee has primary responsibility for establishing the compensation paid to our named executive officers. The Compensation Committee is appointed by the board of directors, and consists entirely of directors who are “outside directors” for purposes of Section 162(m) of the Code, “non-employee” directors for purposes of Rule 16b-3 of the Exchange Act and “independent” for purposes of the NYSE’s rules governing compensation committees. The Compensation Committee currently consists of Messrs. Hollingsworth, Iovine and Shapiro, and Ms. Walden, with Mr. Shapiro serving as the committee’s Chair. The Compensation Committee is responsible for, among other things, administering and overseeing our executive compensation program, including matters related to salary, bonus plans and stock compensation plans.
Compensation Philosophy and Objectives
Our executive compensation program is designed to attract, motivate, reward and retain talented individuals who are essential to our continued success. In determining the form and amount of compensation payable to our named executive officers, we are guided by the following objectives and principles:
•Compensation should tie to performance. We aim to foster a pay-for-performance culture, with a substantial amount of executive compensation “at risk.” Accordingly, a significant portion of total compensation is tied to and varies with our financial, operational and strategic performance and the value of our common stock, as well as individual performance. The following chart shows the percentage of our CEO’s 2020 potential compensation, had targeted Adjusted Operating Income performance goals been met, that was performance-based. As a result of both voluntary salary reductions and performance-related compensation that wasn’t earned due to the impact on our results from the pandemic, our CEO’s compensation for 2020 was 20% of what it would have been had he been paid his full salary and if performance goals were 100% met.

Salary & Perquisites, 35%
Performance-Based (Non-Equity Incentive Plan Compensation), 65%

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•Compensation should encourage and reward the achievement of specific corporate and departmental goals and initiatives. From time to time, we set specific corporate and/or departmental goals and initiatives pertaining to, among other things, growth, productivity and people. Currently, we are primarily emphasizing, and the executive compensation program is designed primarily to reward, achievement of targeted Adjusted Operating Income, evaluated on a pro-forma, constant-currency basis and adjusted for certain legal settlements and judgments. Adjusted Operating Income is a non-GAAP financial measure that we define as operating income before certain stock-based compensation expense, loss or gain on disposal of operating assets, depreciation and amortization (including goodwill impairment), amortization of non-recoupable ticketing contract advances and acquisition expenses. For a reconciliation of Adjusted Operating Income to operating income, as well as a complete definition and other information, see pages 36-37 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2020.
•Compensation should establish common goals for executives and their key reports. We endeavor to set consistent performance targets for multiple layers of executives. By establishing common goals, we encourage a coordinated approach to managing the company that we believe will be most likely to increase stockholder value in the long term.
•Compensation should align executives’ interests with those of our stockholders. Equity-based compensation encourages executives to focus on our long-term growth and prospects and to manage the company from the perspective of our stockholders. Executive officers are expected to have a meaningful ownership interest in the company and the Compensation Committee regularly reviews their grant history when assessing the appropriate mix of compensation elements. For a further discussion of our share ownership guidelines applicable to our executive officers, see “Corporate Governance—Officer and Director Stock Ownership Guidelines” above.
•Our overall compensation program should enable us to attract, motivate and retain highly-qualified executives by offering competitive compensation. Retention of key executives is a particular focus of our compensation program due to the importance of long-term artist, venue and client relationships in the live entertainment business, as well as the impact that an established individual’s reputation and relationships can have on the efficacy of that person within the industry.
Within this framework, we strive to maintain executive compensation levels that are fair, reasonable and competitive.
Compensation Setting Process
Compensation determinations made during 2020 affecting our named executive officers were based primarily on the Compensation Committee’s assessments of the appropriate levels of compensation required to recruit and retain top-level executive talent, based on industry standards and input from our Chief Executive Officer with respect to our other named executive officers, as well as the Compensation Committee’s review of what we had paid executives in such roles historically. Additionally, and more significantly, the decision to substantially reduce named executive officer salaries in 2020 was based on the best interests of the company and its stockholders in order to manage through the adversities caused by the COVID-19 pandemic and position the company to emerge in a strong position. While our named executive officers had a contractual right to their full salaries in 2020, they each voluntarily agreed to such reductions.
In 2020, the Compensation Committee did not engage an independent outside compensation consultant to advise the committee regarding our executive compensation program, generally, as it had done in certain prior years, as the committee determined that no major changes were warranted.
The Compensation Committee approves all material compensation decisions for the named executive officers, including the grant of all equity awards. Michael Rapino, our President and Chief Executive Officer, annually reviews the named executive officers’ performance, other than his own performance, which is reviewed solely by the Compensation Committee. The results of these evaluations, including recommendations on any salary adjustments, cash bonus amounts, performance targets and/or equity awards, are presented by Mr. Rapino to the Compensation Committee for consideration and approval. Mr. Rapino regularly attends meetings of the Compensation Committee and, upon the committee’s request, provides various compensation and performance information to the committee. Mr. Rapino regularly engages the input of other executives in performing these functions and compiling such information for the Compensation Committee. The Compensation Committee also meets in executive session without Mr. Rapino to discuss compensation matters pertaining to Mr. Rapino and the other named executive
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officers. On occasion, other named executive officers and members of management meet with the Compensation Committee to provide performance and other relevant data to the committee.
Pursuant to the terms of our stock incentive plans, and the form award agreements thereunder, our named executive officers (and all other recipients of awards thereunder) are entitled to accelerated vesting of their equity awards upon the occurrence of a change of control, which is referred to as a single trigger, to ensure that these executives receive the full benefit of their long-term compensation in a manner consistent with benefits realized by our stockholders. However, none of our named executive officers is eligible to receive severance or comparable cash payments upon the occurrence of a change of control absent a qualifying termination, which is referred to as a double trigger, because the severance benefits contained in the employment agreements are intended to provide protection in connection with the loss of employment (including a loss of employment related to a corporate transaction) rather than merely incentivize the closing of a transaction. The terms of employment for our executive officers, including those elements discussed above, generally are set forth in a written employment agreement. See “Use of Employment Agreements” below, and for a further discussion of the employment agreements of our named executive officers, see “Named Executive Officer Employment Agreements & Other Compensation Information” beginning on page 47.
Use of Employment Agreements
As discussed above under “Executive Overview,” we believe that having employment agreements with our executive officers is critical to our success due to the importance of long-term artist, venue and client relationships in the live entertainment business, as well as the impact of an individual’s reputation and relationships on our ability to identify, obtain and retain business opportunities. We believe that, under normal circumstances in our industry and in the broader entertainment industry where we compete for employee talent, it is customary and appropriate to enter into written compensatory agreements with key executives to provide greater stability and certainty that permits the executives to remain focused on their duties and responsibilities and better promote the interests of our stockholders.
We have entered into an employment agreement with each of our named executive officers. These agreements result from an often extensive negotiation process with the executive, in which the Compensation Committee often participates directly. The Compensation Committee ultimately approves all material terms of employment agreements with our named executive officers. The employment agreements generally set forth information regarding base salary, cash performance awards, equity incentive awards, severance benefits and change-in-control vesting, as well as other employee benefits. Significantly, each of our named executive officers acted in the best interests of the company and its stockholders by voluntarily agreeing to reductions in contractual salary levels during 2020 as a result of the COVID-19 pandemic. For a further discussion of the employment agreements of our named executive officers, see “Named Executive Officer Employment Agreements & Other Compensation Information” beginning on page 47.
Compensation Program Components
Our executive compensation program consists of the following components:
•base salary;
•cash performance bonuses;
•long-term equity incentive awards; and
•employee benefits and other perquisites.
We believe that these components function together to provide a strong compensation program that enables us to attract and retain top talent while simultaneously aligning the interests of our executive officers with those of our stockholders. The Compensation Committee has not adopted a formal policy or practice for the allocation of (i) base salary versus incentive compensation, (ii) cash bonuses versus equity compensation or (iii) equity grants amongst various award types. Rather, the committee seeks to flexibly tailor each executive’s total compensation package to include these various components in a manner designed to motivate and retain most effectively that particular executive officer, while still aligning the executive officer’s interests with those of our stockholders. For these reasons, the Compensation Committee takes into consideration industry standards and informal reviews of
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compensation paid to executive officers of our competitors or others in similar industries, but it does not currently rely on formal benchmarking or peer group analysis in determining our compensation programs.
Base Salary
We believe that competitive levels of cash compensation, together with equity and other long-term incentive programs, are necessary for the motivation and retention of executive officers. Base salaries provide executives with a predictable level of monthly income and help achieve the compensation program’s objectives by attracting and retaining strong talent. The employment agreements set the base salaries of the named executive officers, with annual adjustments, if any, being made upon the approval of the Compensation Committee in its discretion. No named executive officer has an employment agreement providing for automatic or minimum annual salary increases.
Base salaries for executive officers are typically established at the time the employment agreements are entered into or amended and are based on negotiations with the executives and on the Compensation Committee’s assessments of the salaries necessary and appropriate to recruit and/or retain the individual executives for their particular positions. These assessments include informal reviews of compensation paid to executives of comparable companies and competitors of ours. In establishing the base salaries of our executive officers, the members of the Compensation Committee also bring to bear their own judgment of appropriate compensation based on their individual professional experiences. As noted above, in April 2020, in light of the evolving circumstances relating to the COVID-19 pandemic, each of our named executive officers voluntarily agreed to a reduction in such officer’s contractual annual base salary for an indefinite time period. All named executive officers’ salaries returned to contractual levels on April 16, 2021.
For further discussion of the base salaries of the named executive officers, see “Named Executive Officer Employment Agreements & Other Compensation Information” beginning on page 47.
Cash Performance Bonuses
Annual cash bonus eligibility is provided to each of the named executive officers to reward the achievement of corporate, departmental and/or individual accomplishments and to tie compensation to performance, each in keeping with our compensation philosophy. In March 2021, the Compensation Committee reviewed the company’s and the named executive officers’ performance during 2020 based on the achievement of pre-established targets, which were based on our achievement of Adjusted Operating Income targets on a pro-forma, constant-currency basis. Because these targets were not met due to the impact of the pandemic on our business and its results, none of the named executive officers was awarded a cash performance bonus for 2020. In general, annual cash bonus eligibility for the named executive officers’ key reports was also based on Adjusted Operating Income in order to encourage a coordinated approach to managing the company consistent with our compensation philosophy, and no such bonuses were awarded for 2020.
We believe that Adjusted Operating Income is one of the primary metrics on which the company’s performance is evaluated by financial analysts and the investment community generally. Internally, we review Adjusted Operating Income on a pro-forma and constant-currency basis to evaluate the performance of our operating segments, and believe that this metric assists investors by allowing them to evaluate changes in the operating results of our businesses separate from non-operational factors that affect net income, thus providing insights into both operations and the other factors that affect reported results.
As noted above, none of the named executive officers was awarded a cash performance bonus in respect of 2020 due to pre-pandemic performance goals not being met. Cash performance bonus eligibility in respect of performance in 2020 was as follows:
Michael Rapino. Under the terms of his employment agreement, Mr. Rapino is eligible to receive an annual cash performance bonus with a target amount equal to 200% of his highest base salary paid during the calendar year in which the bonus was earned (with a range to be established for achievement above or below such target).
Mr. Rapino’s performance bonus eligibility for 2020 was based on the achievement of a company Adjusted Operating Income target. In February 2020, the Compensation Committee set for Mr. Rapino a target cash performance bonus of $6.0 million, based on the achievement of $1,020.0 million of company Adjusted Operating Income for the year, with the actual bonus to range (i) between $5.4 million and $6.0 million for achievement of
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between 90% and 100% of such performance target and (ii) between $6.0 million and $12.0 million for achievement of between 100% and 110% of such performance target, in each case scaled based on straight-line interpolation.
In March 2021, the Compensation Committee determined that the company had not achieved at least 90% of its Adjusted Operating Income performance target on a pro-forma, constant-currency basis. As a result, the Compensation Committee did not award Mr. Rapino a cash performance bonus for 2020.
Joe Berchtold. Under the terms of his employment agreement, Mr. Berchtold is eligible to receive an annual cash performance bonus with a target equal to 200% of his base salary based on the achievement of performance targets established by the Compensation Committee. Mr. Berchtold’s cash bonus eligibility for 2020 was based on the achievement of company Adjusted Operating Income. In February 2020, the Compensation Committee set a target bonus of $2,600,000 for Mr. Berchtold based on the achievement of $1,020.0 million of company Adjusted Operating Income for the year, with the actual bonus to range between $2,340,000 and $2,600,000 for achievement of between 90% and 100% of such performance target, scaled based on straight-line interpolation.
In March 2021, the Compensation Committee determined that the company had not achieved at least 90% of its Adjusted Operating Income performance target on a pro-forma, constant-currency basis. As a result, the Compensation Committee did not award Mr. Berchtold a cash performance bonus for 2020.
Brian Capo. Under the terms of his employment agreement, Mr. Capo is eligible to receive an annual cash performance bonus with a target equal to 40% of his base salary based on the achievement of performance targets established by the Compensation Committee. For 2018 and future years, the Compensation Committee adjusted Mr. Capo’s target to 50% of his base salary. Mr. Capo’s cash bonus eligibility for 2020 was based on the achievement of company Adjusted Operating Income. In February 2020, the Compensation Committee set a target bonus of $181,750 for Mr. Capo based on the achievement of $1,020.0 million of company Adjusted Operating Income for the year, with the actual bonus to range between $163,575 and $181,750 for achievement of between 90% and 100% of such performance target, scaled based on straight-line interpolation.
In March 2021, the Compensation Committee determined that the company had not achieved at least 90% of its Adjusted Operating Income performance target on a pro-forma, constant-currency basis. As a result, the Compensation Committee did not award Mr. Capo a cash performance bonus for 2020.
Michael Rowles. Under the terms of his employment agreement, Mr. Rowles is eligible to receive an annual cash performance bonus with a target equal to 100% of his base salary based on the achievement of performance targets established by the Compensation Committee. Mr. Rowles’ cash bonus eligibility for 2020 was based on the achievement of company Adjusted Operating Income. In February 2020, the Compensation Committee set a target bonus of $800,000 for Mr. Rowles, based on the achievement of $1,020.0 million of company Adjusted Operating Income for the year, with the actual bonus to range between $720,000 and $800,000 for achievement of between 90% and 100% of such performance target, scaled based on straight-line interpolation.
In March 2021, the Compensation Committee determined that the company had not achieved at least 90% of its Adjusted Operating Income performance target on a pro-forma, constant-currency basis. As a result, the Compensation Committee did not award Mr. Rowles a cash performance bonus for 2020.
Kathy Willard. Under the terms of her employment agreement, Ms. Willard is eligible to receive an annual cash performance bonus with a target equal to 100% of her base salary based on the achievement of performance targets established by the Compensation Committee. Ms. Willard’s cash bonus eligibility for 2020 was based on the achievement of company Adjusted Operating Income. In February 2020, the Compensation Committee set a target bonus of $950,000 for Ms. Willard based on the achievement of $1,020.0 million of company Adjusted Operating Income for the year, with the actual bonus to range between $855,000 and $950,000 for achievement of between 90% and 100% of such performance target, scaled based on straight-line interpolation.
In March 2021, the Compensation Committee determined that the company had not achieved at least 90% of its Adjusted Operating Income performance target on a pro-forma, constant-currency basis. As a result, the Compensation Committee did not award Ms. Willard a cash performance bonus for 2020.
For further discussion of the named executive officers’ cash performance bonuses, see “Executive Compensation Tables—2020 Summary Compensation Table” and “—2020 Grants of Plan-Based Awards” below.
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Long-Term Equity Incentive Awards
Overview
From time to time, we grant long-term equity incentive awards to the named executive officers in an effort to reward long-term performance, to promote retention, to allow them to participate in our long-term growth and profitability and to align their interests with those of our stockholders, each in keeping with our compensation philosophy. All long-term equity awards to named executive officers during 2020 were granted under our stock incentive plans and approved by the Compensation Committee.
The Compensation Committee administers the stock incentive plans, including approving award recipients, setting the exercise price, if any, of awards, fixing all other terms and conditions of awards and interpreting the provisions of the stock incentive plans. The following equity awards, among others, may be granted under the stock incentive plans:
•stock options;
•restricted stock;
•restricted stock units;
•deferred stock;
•stock appreciation rights; and
•performance-based cash and equity awards (e.g., performance shares).
Long-term Equity Awards in 2020
Michael Rapino. On February 26, 2020, as part of a broader set of grants made to certain of our executive officers and other key employees, Mr. Rapino was granted 47,778 shares of restricted stock. The shares of restricted stock had vesting as follows: (i) if the company achieved $1,020.0 million or more of Adjusted Operating Income in 2020, then 50% of such shares would vest on each of March 31, 2021 and March 31, 2022, (ii) if the company achieved less than $918.0 million in Adjusted Operating Income in 2020 (i.e., 90% of the target), then all of such shares would be forfeited, and (iii) if the company achieved at least $918.0 million but less than $1,020.0 million in Adjusted Operating Income in 2020, then a percentage of such shares would vest in accordance with a straight-line scale, with one-half vesting on each of March 31, 2021 and March 31, 2022 (with any remaining portion of the shares forfeited). The vesting of the shares of restricted stock was subject to Mr. Rapino’s continued employment with the company.
In March 2021, the Compensation Committee determined that the company had not achieved at least 90% of its Adjusted Operating Income performance target on a pro-forma, constant-currency basis. As a result, the shares did not vest and were forfeited on March 31, 2021.
As a result of the attainment of predetermined stock price targets for an award of performance shares granted to him in 2017, Mr. Rapino was issued 560,000 shares of restricted stock in January 2020 in respect of vested performance shares. These shares of restricted stock issued in respect of vested performance shares upon attainment of the stock price target will vest as follows: (i) 10% will vest on each of the first two anniversaries of the date of attainment of the corresponding stock price target, and (ii) all remaining unvested shares of restricted stock will vest on December 31, 2022. The vesting of the shares of restricted stock are subject to Mr. Rapino’s continued employment with the company.
Joe Berchtold. On February 26, 2020, as part of a broader set of grants made to certain of our executive officers and other key employees, Mr. Berchtold was granted 10,352 shares of restricted stock. The shares of restricted stock had vesting as follows: (i) if the company achieved $1,020.0 million or more of Adjusted Operating Income in 2020, then 50% of such shares would vest on each of March 31, 2021 and March 31, 2022, (ii) if the company achieved less than $918.0 million in Adjusted Operating Income in 2020 (i.e., 90% of the target), then all of such shares would be forfeited, and (iii) if the company achieved at least $918.0 million but less than $1,020.0 million in Adjusted Operating Income in 2020, then a percentage of such shares would vest in accordance with a straight-line scale, with one-half vesting on each of March 31, 2021 and March 31, 2022 (with any remaining portion of the shares forfeited). The vesting of the shares of restricted stock was subject to Mr. Berchtold’s continued employment with the company.
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In March 2021, the Compensation Committee determined that the company had not achieved at least 90% of its Adjusted Operating Income performance target on a pro-forma, constant-currency basis. As a result, the shares did not vest and were forfeited on March 31, 2021.
As a result of the attainment of predetermined stock price targets for an award of performance shares granted to him in 2017, Mr. Berchtold was issued 240,000 shares of restricted stock in January 2020 in respect of vested performance shares. These shares of restricted stock issued in respect of the vested performance shares will vest on December 31, 2022. The vesting of the shares of restricted stock are subject to Mr. Berchtold’s continued employment with the company.
Brian Capo. On February 26, 2020, as part of a broader set of grants made to certain of our executive officers and other key employees, Mr. Capo was granted 2,000 shares of restricted stock. On February 26, 2021, 25% of the shares of restricted stock vested, and the remainder will vest 25% on each of February 26, 2022, 2023 and 2024, subject to Mr. Capo’s continued employment with the company.
Michael Rowles. On February 26, 2020, as part of a broader set of grants made to certain of our executive officers and other key employees, Mr. Rowles was granted 4,000 shares of restricted stock. On February 26, 2021, 25% of the shares of restricted stock vested, and the remainder will vest 25% on each of February 26, 2022, 2023 and 2024, subject to Mr. Rowles’ continued employment with the company.
Kathy Willard. On February 26, 2020, as part of a broader set of grants made to certain of our executive officers and other key employees, Ms. Willard was granted 30,260 shares of restricted stock. The shares of restricted stock had vesting as follows: (i) if the company achieved $1,020.0 million or more of Adjusted Operating Income in 2020, then 50% of such shares would vest on each of March 31, 2021 and March 31, 2022, (ii) if the company achieved less than $918.0 million in Adjusted Operating Income in 2020 (i.e., 90% of the target), then all of such shares would be forfeited, and (iii) if the company achieved at least $918.0 million but less than $1,020.0 million in Adjusted Operating Income in 2020, then a percentage of such shares would vest in accordance with a straight-line scale, with one-half vesting on each of March 31, 2021 and March 31, 2022 (with any remaining portion of the shares forfeited). The vesting of the shares of restricted stock was subject to Ms. Willard’s continued employment with the company.
In March 2021, the Compensation Committee determined that the company had not achieved at least 90% of its Adjusted Operating Income performance target on a pro-forma, constant-currency basis. As a result, the shares did not vest and were forfeited on March 31, 2021.
Timing of Equity Grants
The Compensation Committee currently does not utilize formal guidelines regarding the timing of equity award grants. However, in the event that material non-public information becomes known to the Compensation Committee prior to granting an equity award, the Compensation Committee will take the existence of such information into consideration and make an assessment in its business judgment whether to delay the grant of any proposed equity award in order to avoid any impropriety.
Employee Benefits and Other Perquisites
The named executive officers are eligible to participate in our group benefits plan, which is generally available to all full-time employees in the United States and which includes medical, vision, dental, company-paid life and accidental death or dismemberment, supplemental life and accidental death or dismemberment and short- and long-term disability insurance, flexible spending accounts (health and dependent care) or a health savings account and an employee assistance program. Additionally, our employees are entitled to paid vacation, sick leave and paid holidays. We believe that our commitment to provide the above benefits recognizes that the health and well-being of our employees contribute directly to a productive and successful work life that enhances results for us and our stockholders.
In addition to the employee benefits discussed above, the named executive officers receive certain perquisites and personal benefits, as appropriate to their particular circumstances, which are not generally available to all our employees. In 2020:
•Mr. Rapino received an automobile allowance pursuant to the terms of his employment agreement, and personal use of private aircraft.
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•Mr. Berchtold received a company contribution under a 401(k) savings plan, tickets to Live Nation events for certain friends and family members, tickets to certain music and sporting industry events, and incidental travel-related costs for family members.
•Mr. Rowles received a company contribution under a 401(k) savings plan, and tickets to certain sporting industry events.
•Ms. Willard received a company contribution under a 401(k) savings plan, tickets to certain music and sporting industry events, and personal use of private aircraft.
•Mr. Capo did not receive perquisites and personal benefits aggregating to more than $10,000 during 2020.
Pursuant to company policy, (i) our chief executive officer is permitted to use private aircraft paid for by the company for personal travel for up to a maximum of sixty hours per year, with the value of such usage to be reported as a perquisite, and (ii) our chief financial officer is required to use private aircraft paid for by the company for personal travel for health and safety reasons, with the value of such usage to be reported as a perquisite to the extent required by applicable rules, in each case with the perquisite amount based on the aggregate incremental cost to the company.
For perquisite disclosure purposes, we determine the aggregate incremental cost to the company of the named executive officers’ personal flights for our fractionally-owned aircraft by calculating the average variable aircraft operating costs per hour for each type of requested aircraft which includes the hourly rate, fuel, landing fees, and other miscellaneous expenses. The fractional program operator’s monthly overhead and fixed cost fee is excluded from the calculation. The calculated average variable operating cost per hour for each aircraft requested is multiplied by the total number of personal flight hours for each named executive officer. For our aircraft membership program, we determine the average cost per hour based on the total amounts invoiced divided by the total actual hours flown. This average is multiplied by the number of personal flight hours for each named executive officer.
We are a live entertainment company, and from time to time our directors and certain employees, including the named executive officers, receive complimentary tickets to live events that are produced and/or promoted by us. Regular attendance at our events is integrally and directly related to the performance of the named executive officers’ duties, and we therefore do not consider their receipt of these tickets, or reimbursement for associated travel or other related expenses, to constitute a perquisite. To the extent the named executive officers are accompanied to such events by family or friends, however, the incremental costs to us associated with those guests’ attendance are deemed to be perquisites.
For further discussion of the above perquisites, see “Executive Compensation Tables—2020 Summary Compensation Table” below.
401(k) Savings Plan
We maintain a 401(k) Savings Plan for all U.S.-based employees, including named executive officers, as a source of retirement income. Generally, our full-time employees that are at least 21 years of age are eligible to participate in the plan immediately upon hire, and our part-time, seasonal and temporary employees that are at least 21 years of age are eligible to participate in the plan upon completing one year of service and a minimum of 1,000 hours of service. We have traditionally matched 50% of the employee’s first 5% of pay contributed to the plan, which contributions vest 50% after the employee’s second full year of service and 100% after the third full year of service, after which all matching contributions are fully vested at the time they are made. Our named executive officers receive contribution matches on the same terms and conditions as our other U.S. employees. In April 2020, due to circumstances related to the COVID-19 pandemic, we indefinitely suspended these contribution matches. Fidelity Investments is the independent plan trustee. As of December 31, 2020, participants had the ability to direct contributions into specified mutual funds within the Fidelity family of funds, as well as other outside investment vehicles. Currently, our common stock is not an investment option under the plan. We believe that offering our employees, including our named executive officers, this additional vehicle for saving and generating earnings on their savings in a tax-deferred manner provides a valuable benefit that helps us to retain top talent.
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Tax and Accounting Considerations
Tax Considerations
Section 162(m) of the Internal Revenue Code, as amended, places a limit of $1 million on the amount of compensation we may deduct for federal income tax purposes in any one year with respect to our Chief Executive Officer, Chief Financial Officer and the next three most highly compensated officers, who are referred to as the Covered Persons. However, during 2017 and in earlier years, performance-based compensation that met certain requirements could be excluded from this $1 million limitation. Effective January 1, 2018, this performance-based compensation exclusion was eliminated.
In reviewing the effectiveness of our executive compensation program and determining whether to structure our compensation to avoid the imposition of this $1 million deduction limitation, prior to 2018, the Compensation Committee considered the anticipated tax treatment to us and to the Covered Persons of various payments and benefits. However, the deductibility of certain compensation payments may depend, in part, upon the timing of vesting (or other tax events) arising in connection with certain other awards, as well as certain factors that may be beyond the Compensation Committee’s control. While the tax impact of any compensation arrangement is one factor to be considered in determining appropriate compensation, such impact is evaluated in light of the Compensation Committee’s overall compensation philosophy and objectives. For these and other reasons, including preservation of flexibility in compensating the named executive officers in a manner designed to promote varying corporate goals, the Compensation Committee did not, during 2020, limit executive compensation to that which is deductible under Section 162(m) of the Internal Revenue Code and has not adopted a policy requiring all compensation to be structured in this manner.
The Compensation Committee also endeavors to structure executive officers’ compensation in a manner that is either compliant with, or exempt from the application of, Internal Revenue Code Section 409A, which provisions may impose significant additional taxes on non-conforming, nonqualified deferred compensation (including certain equity awards, severance, incentive compensation, traditional deferred compensation and other payments). Again, the tax impact of any compensation arrangement is one factor to be considered in determining appropriate compensation, and such impact is evaluated in light of the Compensation Committee’s overall compensation philosophy and objectives.
Accounting Considerations
The Compensation Committee, when advised by management, also considers the accounting implications of significant compensation decisions, especially in connection with decisions that relate to equity compensation awards. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives, but will consider any changes in light of our overall compensation philosophy.
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REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
The material in this report is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any filing of the company under the Securities Act or the Exchange Act whether made on, before or after the date of this report and irrespective of any general incorporation language in such filing.
The undersigned members of the Compensation Committee have reviewed and discussed the Compensation Discussion and Analysis with management, and based on the review and discussions, recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.
Respectfully submitted,
The Compensation Committee of the Board of Directors
Chad Hollingsworth
Jimmy Iovine
Mark Shapiro (Chair)

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
No member of the Compensation Committee was at any time during 2020, or at any other time, an officer or employee of Live Nation, and no member had any relationship arising in 2020 requiring disclosure under Item 404 of Regulation S-K promulgated by the SEC. None of our executive officers (i) serves as a member of the compensation committee of any other company of which any member of the Compensation Committee or board of directors is an executive officer, or (ii) serves as a member of the board of directors of any other company of which any member of the Compensation Committee is an executive officer.

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EXECUTIVE COMPENSATION TABLES

2020 Summary Compensation Table
The following table sets forth summary information concerning the compensation for each of our named executive officers for all services rendered in all capacities to us during the fiscal years ended December 31, 2020, 2019 and 2018.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)	Stock Awards ($) (2)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($) *
Michael Rapino President, Chief Executive Officer and Director	2020	1,662,500	—	2,902,991	—	—	216,019	4,781,510
	2019	3,000,000	—	—	—	11,400,000	163,122	14,563,122
	2018	3,000,000	—	—	—	8,400,000	191,603	11,591,603
Joe Berchtold President	2020	799,596	—	628,988	—	—	73,049	1,501,633
	2019	1,300,000	—	—	—	2,600,000	126,441	4,026,441
	2018	1,300,000	—	—	—	2,600,000	108,471	4,008,471
Brian Capo Chief Accounting Officer	2020	283,227	—	121,520	—	—	—	404,747
	2019	354,500	—	85,155	—	177,250	—	616,905
	2018	344,000	—	66,075	—	172,000	—	582,075
Michael Rowles General Counsel and Secretary	2020	493,333	—	243,040	—	—	11,559	747,932
	2019	800,000	—	204,372	208,608	800,000	37,062	2,050,042
	2018	800,000	—	196,023	200,992	800,000	28,760	2,025,775
Kathy Willard Chief Financial Officer	2020	584,713	—	1,838,598	—	—	108,434	2,531,745
	2019	950,000	—	726,315	243,441	950,000	72,056	2,941,812
	2018	950,000	—	465,609	477,348	950,000	74,206	2,917,163

*
The total compensation shown is calculated in accordance with Item 402 of Regulation S-K. As explained in footnote 2 below, restricted stock awards granted in 2020 to certain of the named executive officers and included in compensation amounts above were forfeited on the date they would have otherwise vested, due to performance conditions for the awards not being met due to the impact of the Covid-19 pandemic on our business, with no compensation realized in respect thereof. If the value of such forfeited awards is excluded from compensation amounts for 2020, then the total 2020 realized compensation for these named executive officers would have been:

(i) for Mr. Rapino, $1,878,519 (an 87% reduction versus 2019);
(ii) for Mr. Berchtold, $872,645 (a 78% reduction versus 2019); and
(iii) for Ms. Willard, $693,147 (a 76% reduction versus 2019).

(1)
The amounts reflected in the table represent the actual amounts paid to the named executive officers in the applicable year and are not annualized. For 2020, (i) Mr. Rapino’s salary was reduced by 100% (i.e., he did not receive a salary) from April 16 through June 1, at which time it was restored to 50% of his contractual level through September 16, at which point the reduction was increased to 60% of his contractual level through the end of the year; (ii) Mr. Berchtold’s, Mr. Rowles’ and Ms. Willard’s salaries were reduced by 50% from April 16 through September 16, at which point the reduction was increased to 60% of their contractual levels through the end of the year; and (iii) Mr. Capo’s salary was reduced by 25% from April 16 through September 16, at which point the reduction was increased to 40% of his contractual level through the end of the year. All salary reductions were eliminated on April 16, 2021.

(2)
The amounts listed are equal to the aggregate grant date fair value computed in accordance with ASC 718. Additional information related to the calculation of the compensation cost is set forth in Note 13 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2020. All of these awards were granted under our stock incentive plans. For 2020 awards to Mr. Rapino, Mr. Berchtold and Ms. Willard, the performance conditions for such awards were not met and these awards were forfeited as of March 31, 2021, with no actual compensation received in respect of such awards due to their forfeiture.

(3)
The amounts set forth in this column for 2019 reflect a cash performance bonus that was paid in 2020 but was earned based upon obtaining 2019 financial performance goals. After the performance bonus amounts were determined and approved by the Compensation Committee, but prior to their payment, in light of the evolving circumstances relating to the coronavirus, or COVID-19, each of Messrs. Rapino, Berchtold and Rowles and Ms. Willard agreed with the company to defer payment of the entire amount, and Mr. Capo agreed to defer payment of half of the amount, until the third quarter of 2020. No cash performance bonuses were awarded to any named executive officer for 2020. For further discussion of these bonus payments, see the Compensation Discussion and Analysis section of this proxy statement.

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(4)	The amounts for 2020 represent (i) for Mr. Rapino, personal use of private aircraft of $141,019 and an automobile allowance of $75,000; (ii) for Mr. Berchtold, tickets to certain music and sporting industry events of $61,652, a company contribution under a 401(k) savings plan, incidental travel-related costs for family members and tickets to Live Nation events for certain friends and family members; (iii) for Mr. Rowles, a company contribution under a 401(k) savings plan and tickets to certain sporting industry events, and (iv) for Ms. Willard, personal use of private aircraft of $57,983, tickets to certain music and sporting industry events of $43,524 and a company contribution under a 401(k) savings plan. Mr. Capo did not receive perquisites and personal benefits aggregating to more than $10,000 during 2020.

2020 Grants of Plan-Based Awards
The following table sets forth certain information with respect to grants of plan-based awards for the fiscal year ended December 31, 2020 to the named executive officers.

	Grant Date	Estimated Future Payouts Under Non-equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	All Other Option Awards: Number of Securities Underlying Options (#) (2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (3)
Name		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Michael Rapino	2/26/20	5,400,000	6,000,000	12,000,000	—	—	—	—	—	—	—
	2/26/20	—	—	—	43,000	47,778 (5)	—	—	—	—	2,902,991
Joe Berchtold	2/26/20	2,340,000	2,600,000	—	—	—	—	—	—	—	—
	2/26/20	—	—	—	9,317	10,352 (5)	—	—	—	—	628,988
Brian Capo	2/26/20	163,575	181,750	—	—	—	—	—	—	—	—
	2/26/20	—	—	—	—	—	—	2,000 (4)	—	—	121,520
Michael Rowles	2/26/20	720,000	800,000	—	—	—	—	—	—	—	—
	2/26/20	—	—	—	—	—	—	4,000 (4)	—	—	243,040
Kathy Willard	2/26/20	855,000	950,000	—	—	—	—	—	—	—	—
	2/26/20	—	—	—	27,234	30,260 (5)	—	—	—	—	1,838,598

(1)	These non-equity incentive awards at the threshold, target and maximum payout levels were not met effective March 31, 2021, due to the financial performance target established by the Compensation Committee not being achieved for 2020 due to the COVID-19 pandemic, with no actual compensation received by the executive in respect of such awards.
(2)	The amounts reflect the number of shares of restricted stock or stock options granted under our stock incentive plans.
(3)	The dollar values of stock option and restricted stock awards disclosed in this column are equal to the aggregate grant date fair value computed in accordance with ASC 718. A discussion of the assumptions used in calculating the grant date fair value is set forth in Note 13 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2020.
(4)	Mr. Capo’s and Mr. Rowles’ restricted stock shares will vest in four equal installments on the first, second, third and fourth anniversaries of the grant date.
(5)	These restricted stock awards did not vest and were forfeited effective March 31, 2021, due to the financial performance target established by the Compensation Committee not being achieved for 2020 due to the COVID-19 pandemic, with no actual compensation received by the executive in respect of such awards due to their forfeiture.

2021 Proxy Statement | 41

2020 Outstanding Equity Awards at Fiscal Year-End
The following table sets forth summary information regarding the outstanding equity awards at December 31, 2020.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) (1) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
Michael Rapino	452,600	—	—	11.44	7/2021	—	—	—		—
	500,000	—	—	8.71	8/2022	—	—	—		—
	3,600,000	—	—	8.77	12/2022	—	—	—		—
	150,000	—	—	25.33	1/2025	—	—	—		—
	282,024	—	—	19.36	2/2026	—	—	—		—
	195,578	—	—	29.03	3/2027	—	—	—		—
	—	—	—	—	—	72,377	5,318,262	—		—
	—	—	—	—	—	28,000	2,057,440	—		—
	—	—	—	—	—	28,000	2,057,440	—		—
	—	—	—	—	—	28,000	2,057,440	—		—
	—	—	—	—	—	28,000	2,057,440	—		—
	—	—	—	—	—	346,500	25,460,820	—		—
	—	—	—	—	—	157,500	11,573,100	—		—
	—	—	—	—	—	94,500	6,943,860	—		—
	—	—	—	—	—	113,400	8,332,632	—		—
	—	—	—	—	—	107,100	7,869,708	—		—
	—	—	—	—	—	126,000	9,258,480	—		—
	—	—	—	—	—	560,000	41,148,800	—		—
	—	—	—	—	—	—	—	47,778	(4)	3,510,727
Joe Berchtold	117,300	—	—	11.69	3/2023	—	—	—		—
	750,000	—	—	20.90	1/2024	—	—	—		—
	44,403	—	—	25.33	1/2025	—	—	—		—
	134,881	—	—	19.36	2/2026	—	—	—		—
	93,537	—	—	29.03	3/2027	—	—	—		—
	—	—	—	—	—	25,000	1,837,000	—		—
	—	—	—	—	—	15,000	1,102,200	—		—
	—	—	—	—	—	15,000	1,102,200	—		—
	—	—	—	—	—	15,000	1,102,200	—		—
	—	—	—	—	—	15,000	1,102,200	—		—
	—	—	—	—	—	165,000	12,124,200	—		—
	—	—	—	—	—	75,000	5,511,000	—		—
	—	—	—	—	—	45,000	3,306,600	—		—
	—	—	—	—	—	54,000	3,967,920	—		—
	—	—	—	—	—	51,000	3,747,480	—		—
	—	—	—	—	—	60,000	4,408,800	—		—
	—	—	—	—	—	240,000	17,635,200	—		—
	—	—	—	—	—	—	—	10,352	(4)	760,665
Brian Capo	5,000	—	—	25.33	1/2025	—	—	—		—
	—	—	—	—	—	625	45,925	—		—
	—	—	—	—	—	750	55,110	—		—
42 | 2021 Proxy Statement

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) (1) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
	—	—	—	—	—	1,125	82,665	—		—
	—	—	—	—	—	2,000	146,960	—		—
Michael Rowles	37,300	—	—	11.44	7/2021	—	—	—		—
	46,673	—	—	11.69	3/2023	—	—	—		—
	100,000	—	—	20.90	1/2024	—	—	—		—
	35,000	—	—	24.96	3/2025	—	—	—		—
	91,964	—	—	19.36	2/2026	—	—	—		—
	63,776	—	—	29.03	3/2027	—	—	—		—
	14,375	—	—	44.05	3/2028	—	—	—		—
	2,750	8,250	—	56.77	2/2029	—	—	—		—
	—	—	—	—	—	6,250	459,250	—		—
	—	—	—	—	—	2,700	198,396	—		—
	—	—	—	—	—	4,000	293,920	—		—
Kathy Willard	81,500	—	—	11.44	7/2021	—	—	—		—
	127,290	—	—	11.69	3/2023	—	—	—		—
	300,000	—	—	20.90	1/2024	—	—	—		—
	34,311	—	—	25.33	1/2025	—	—	—		—
	104,226	—	—	19.36	2/2026	—	—	—		—
	72,279	—	—	29.03	3/2027	—	—	—		—
	37,500	12,500	—	44.06	12/2027	—	—	—		—
	34,140	—	—	44.05	3/2028	—	—	—		—
	6,888	6,887	—	56.77	2/2029	—	—	—		—
	—	—	—	—	—	12,500	918,500	—		—
	—	—	—	—	—	—	—	6,397		470,052
	—	—	—	—	—	—	—	30,260	(4)	2,223,505

(1)	The following table provides information with respect to our named executive officers’ unvested stock options as of December 31, 2020.

Vesting Date	Michael Rapino	Joe Berchtold	Brian Capo	Michael Rowles	Kathy Willard
February 2021	—	—	—	2,750	—
March 2021	—	—	—	—	6,887
December 2021	—	—	—	—	12,500
February 2022	—	—	—	2,750	—
February 2023	—	—	—	2,750	—
Total	—	—	—	8,250	19,387

2021 Proxy Statement | 43

(2)	The following table provides information with respect to our named executive officers’ earned but unvested restricted and deferred stock awards as of December 31, 2020.

Vesting Date	Michael Rapino	Joe Berchtold	Brian Capo	Michael Rowles	Kathy Willard
January 2021	56,000	—	—	—	—
February 2021	38,500	—	875	1,900	—
March 2021	3,500	—	1,000	—	6,397
May 2021	40,600	—	—	—	—
July 2021	11,900	—	—	—	—
August 2021	3,500	—	—	—	—
September 2021	17,500	—	—	—	—
November 2021	75,877	—	—	—	—
December 2021	—	25,000	—	6,250	12,500
January 2022	56,000	—	—	—	—
February 2022	38,500	—	875	1,900	—
March 2022	3,500	—	375	—	—
May 2022	40,600	—	—	—	—
July 2022	11,900	—	—	—	—
August 2022	3,500	—	—	—	—
September 2022	17,500	—	—	—	—
November 2022	3,500	—	—	—	—
December 2022	1,267,000	750,000	—	—	—
February 2023	—	—	875	1,900
February 2024	—	—	500	1,000	—
Total	1,689,377	775,000	4,500	12,950	18,897

(3)	Market value of restricted stock grants is determined by using the closing price of $73.48 per share for our common stock on December 31, 2020, the last business day of the 2020 fiscal year. The amounts indicated are not necessarily indicative of the amounts that may be realized by our named executive officers if and when these awards vest, due to potential fluctuations in the value of our common stock.
(4)
These restricted stock awards did not vest and were forfeited effective March 31, 2021, due to the financial performance target established by the Compensation Committee not being achieved for 2020 due to the COVID-19 pandemic, with no actual compensation received by the executive in respect of such awards due to their forfeiture.

44 | 2021 Proxy Statement

2020 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (1)
Michael Rapino(2)	400,000	18,380,000	191,376	10,324,728
Joe Berchtold(3)	—	—	25,000	1,835,750
Brian Capo(4)	—	—	1,375	58,554
Michael Rowles(5)	—	—	9,375	616,597
Kathy Willard(6)	68,040	2,893,340	24,182	1,448,939

(1)	Represents gross shares and related value acquired on vesting, before shares withheld for tax purposes.
(2)	Upon the vesting of Mr. Rapino’s restricted stock awards, 58,486 shares of our common stock with an aggregate value on vesting of $5,443,999 were withheld to satisfy tax withholding obligations.
(3)	Upon the vesting of Mr. Berchtold’s restricted stock awards, 13,163 shares of our common stock with an aggregate value on vesting of $966,559 were withheld to satisfy tax withholding obligations.
(4)	Upon the vesting of Mr. Capo’s restricted stock awards, 410 shares of our common stock with an aggregate value on vesting of $17,464 were withheld to satisfy tax withholding obligations.
(5)	Upon the vesting of Mr. Rowles’ restricted stock awards, 4,215 shares of our common stock with an aggregate value on vesting of $284,289 were withheld to satisfy tax withholding obligations.
(6)	Upon the vesting of Ms. Willard’s restricted stock awards, 12,734 shares of our common stock with an aggregate value on vesting of $762,986 were withheld to satisfy tax withholding obligations.
2021 Proxy Statement | 45

2020 Potential Payments Upon Termination or Change in Control

Name	Benefit (1)	Termination w/o Cause ($)	Termination w/Good Reason ($)	Death ($)	Disability ($) (2)	Change in Control ($)
Michael Rapino	Severance (3)	40,200,000	40,200,000	25,800,000	25,800,000	—
	Equity Awards (3)(4)(9)	127,646,149	127,646,149	127,646,149	127,646,149	127,646,149
	Medical Benefits (3)	180,000	180,000	—	—	—
Total		168,026,149	168,026,149	153,446,149	153,446,149	127,646,149
Joe Berchtold	Severance (5)	2,600,000	2,600,000	—	—	—
	Equity Awards (4)(5)(9)	57,720,891	57,720,891	57,720,891	57,720,891	57,720,891
Total		60,320,891	60,320,891	57,720,891	57,720,891	57,720,891
Brian Capo	Severance (6)	272,625	272,625	—	—	—
	Equity Awards (4)	—	—	330,660	—	330,660
Total		272,625	272,625	330,660	—	330,660
Michael Rowles	Severance (7)	1,600,000	1,600,000	—	—	—
	Equity Awards (4)(7)	1,089,424	1,089,424	1,089,424	1,089,424	1,089,424
Total		2,689,424	2,689,424	1,089,424	1,089,424	1,089,424
Kathy Willard	Severance (8)	1,900,000	1,900,000	—	—	—
	Equity Awards (4)(8)(9)	4,094,888	4,094,888	4,094,888	4,094,888	4,094,888
Total		5,994,888	5,994,888	4,094,888	4,094,888	4,094,888

(1)
All benefits are calculated as if these events were to occur on December 31, 2020, the last business day of the 2020 fiscal year, as required under the applicable rules. Each named executive officer legally is entitled to receive his or her accrued and unpaid base salary (including accrued paid time-off) upon any termination, including a termination for “cause.” Consequently, this table reflects only the additional compensation the named executive officers would receive upon termination by virtue of company policy or such officer’s employment agreement. In certain circumstances (as explained in the footnotes below) a named executive officer would be entitled to a pro-rated cash performance bonus based on the most recent forecast available at the time of termination, which for purposes of this table would be for 2020, and no performance bonuses were awarded in 2020 due to the impact of the COVID-19 pandemic on the company’s results of operations. Benefits reflected in the table are estimates; the actual benefit payable is determined upon termination. For definitions of “cause” and “good reason” applicable to the named executive officers and a description of the payment schedules applicable to the payments summarized in this table, see “Named Executive Officer Employment Agreements & Other Compensation Information” below.

(2)	Upon disability, generally, each named executive officer’s stock options would continue to vest, and the restrictions on any restricted stock awards would continue to lapse, in accordance with their terms.
(3)
If Mr. Rapino’s employment is terminated by him for “good reason” or he is terminated by us without “cause,” provided he signs a general release of claims, he would receive (i) consideration of $40,200,000 (which represents the Rapino Company Severance ($28,800,000), as defined below under “Named Executive Officer Employment Agreements & Other Compensation Information—Michael Rapino,” and his 2019 performance bonus ($11,400,000), (ii) the acceleration of all stock options, restricted stock awards and performance stock awards and (iii) a payment of $5,000 per month for up to three years in respect of continued medical coverage.

(4)	In the event of either a “change in control” or the death of an officer, the officer’s outstanding unvested stock options and shares of restricted stock granted under the Live Nation or Ticketmaster stock incentive plans would immediately vest in their entirety pursuant to the terms of the applicable grant agreements (applicable to all employees generally). The values of accelerated stock options and restricted shares are based upon the closing sale price of our common stock on December 31, 2020 of $73.48, but exclude stock options where the exercise price exceeds the closing sale price of our common stock on such date.
(5)
If Mr. Berchtold’s employment is terminated by him for “good reason” or by us without “cause,” provided he signs a general release of claims, he would receive (i) consideration of $2,600,000 (representing $2,600,000 in salary payout and nothing for his 2020 performance bonus) and (ii) the acceleration of all stock options, restricted stock awards and performance stock awards. If Mr. Berchtold’s employment is terminated due to his death or disability, he would receive no payment since the target for his 2020 performance bonus was not met as of December 31, 2020.

(6)	If Mr. Capo’s employment is terminated by him for “good reason” or by us without “cause,” provided he signs a general release of claims, he would receive consideration of $272,625, representing a salary payout.
(7)
If Mr. Rowles’ employment is terminated by him for “good reason” or by us without “cause,” provided he signs a general release of claims, he would receive (i) consideration of $1,600,000 (representing $1,600,000 in salary payout and nothing for his 2020 performance bonus) and (ii) the acceleration of all stock options and restricted stock awards. If Mr. Rowles’ employment is terminated due to his death or disability, he would receive no payment since the target for his 2020 performance bonus was not met as of December 31, 2020.

(8)
If Ms. Willard’s employment is terminated by her for “good reason” or by us without “cause,” provided she signs a general release of claims, she would receive (i) consideration of $1,900,000 (representing $1,900,000 in salary payout and nothing for her 2020 performance bonus) and (ii) the acceleration of all stock options and restricted stock awards. If Ms. Willard’s employment is terminated due to her death or disability, she would receive no payment since the target for her 2020 performance bonus was not met as of December 31, 2020.

46 | 2021 Proxy Statement

(9)
Includes outstanding restricted stock equity award consideration of $3,510,727, $773,891 and $2,223,505 for Mr. Rapino, Mr. Berchtold and Ms. Willard, respectively, for unmet performance goals as of December 31, 2020. The performance-based criteria for these equity awards were not met due to the COVID-19 pandemic and such awards were forfeited in March 2021.

Change in Control Provisions
For a more detailed description of the “change in control” provisions applicable to our named executive officers under their employment agreements, see “Named Executive Officer Employment Agreements & Other Compensation Information” below.
Named Executive Officer Employment Agreements & Other Compensation Information
We have entered into employment agreements with each of the named executive officers. Among other things, these agreements provide for certain payments upon a change in control or termination of employment. The principal elements of these employment agreements are summarized below:
Michael Rapino
In October 2009, we entered into the Rapino 2009 Agreement with Mr. Rapino, which was subsequently amended in December 2012, that replaced and superseded his prior employment agreement and became effective upon completion of the Ticketmaster merger. In December 2017, we entered into a new employment agreement with Mr. Rapino (the “Rapino 2017 Agreement”), which was effective as of November 1, 2017. Pursuant to his employment agreement, Mr. Rapino serves as our President and Chief Executive Officer, and a member of our board of directors for as long as he remains an officer of the company. The term of the Rapino 2017 Agreement ends on December 31, 2022.
Pursuant to the Rapino 2017 Agreement, Mr. Rapino receives a base salary of $3,000,000 per year, with no guaranteed annual minimum increases. Due to the impact of the COVID-19 pandemic, in 2020 Mr. Rapino voluntarily agreed to temporarily reduce his salary by 100% beginning April 16, which amount was subsequently changed to 50% of his contractual level on June 1. Effective September 16 through December 31, his salary reduction was increased to 60%. Mr Rapino’s salary returned to contractual levels on April 16, 2021.
In connection with the negotiation and entering into of the Rapino 2017 Agreement, in December 2017 Mr. Rapino was granted (i) 289,505 shares of restricted stock, vesting in four equal annual installments, and (ii) a grant targeted at 700,000 performance shares, to vest and be settled in shares of restricted stock from time to time during a performance period running from November 1, 2017 through December 31, 2022 upon attainment of various stock price targets for a period of 60 days, with the actual number of shares earned ranging from 0% to 250% of the target award amount. As of December 31, 2020, all stock price targets had been met and shares of restricted stock had been issued to Mr. Rapino in respect of such earned performance shares.
Effective November 1, 2017, under the Rapino 2017 Agreement, Mr. Rapino is eligible to receive an annual cash performance bonus with a target amount equal to 200% of his highest base salary paid during the calendar year in which the bonus was earned (with a range to be established for achievement above or below such target).
Under the Rapino 2017 Agreement, Mr. Rapino is entitled to receive an annual car allowance in an amount not to exceed $75,000 per year.
The Rapino 2017 Agreement (i) will terminate upon Mr. Rapino’s death, (ii) may be terminated by us upon Mr. Rapino’s disability, (iii) may be terminated by us at any time (a) without “cause” (as defined below) or (b) for “cause,” subject to Mr. Rapino’s right in some cases to cure and provided that at least a majority of the board of directors first determines that “cause” exists and (iv) may be terminated by Mr. Rapino at any time (a) without “good reason” (as defined below) or (b) with “good reason,” subject in some cases to our right to cure.
If Mr. Rapino’s employment is terminated due to his death or disability, under the Rapino 2017 Agreement he is entitled to receive:
•accrued and unpaid base salary;
2021 Proxy Statement | 47

•a pro-rated performance bonus, calculated using his most recent performance bonus for the year prior to termination, along with any such bonus that may have been earned for the prior year but not yet paid;
•accrued and unused vacation pay;
•unreimbursed expenses;
•a cash payment equal to the sum of his base salary and an amount equal to his most recent performance bonus for the year prior to termination; and
•acceleration of vesting of all of his equity awards and the extension of their exercisability for the life of such awards.
If Mr. Rapino’s employment is terminated by us for “cause” or by Mr. Rapino without “good reason”, he is entitled to receive:
•accrued and unpaid base salary;
•a pro-rated performance bonus, calculated using his most recent performance bonus for the year prior to termination, along with any such bonus that may have been earned for the prior year but not yet paid;
•accrued and unused vacation pay; and
•unreimbursed expenses.
If Mr. Rapino’s employment is terminated by us without “cause” or by Mr. Rapino for “good reason,” he is entitled to:
•accrued and unpaid base salary;
•a pro-rated performance bonus, calculated using his most recent performance bonus for the year prior to termination, along with any such bonus that may have been earned for the prior year but not yet paid;
•accrued and unused vacation pay;
•unreimbursed expenses;
and, subject to Mr. Rapino signing a general release of claims,
•a cash payment, referred to as the Rapino Company Severance, equal to the sum of Mr. Rapino’s base salary and the performance bonus paid to Mr. Rapino for the year prior to the year in which the termination occurs, multiplied by two;
•for the period commencing with the first full calendar month following the date of termination and ending on the earlier of (A) the day preceding the third anniversary thereof or (B) the date on which Mr. Rapino becomes entitled to coverage under the group health plan of a subsequent employer, a payment of $5,000 per month in respect of continued medical coverage for Mr. Rapino and his dependents; and
•immediate acceleration of the vesting of all unvested equity awards then held by Mr. Rapino.
For purposes of the Rapino 2017 Agreement, “cause” means: (i) Mr. Rapino’s willful and continued failure to perform his material duties; (ii) the willful or intentional engaging by Mr. Rapino in material misconduct that causes material and demonstrable injury, monetarily or otherwise, to us; (iii) Mr. Rapino’s conviction of, or a plea of nolo contendere to, a crime constituting (a) a felony under the laws of the United States or any state thereof or (b) a misdemeanor involving moral turpitude that causes material and demonstrable injury, monetarily or otherwise, to us; (iv) Mr. Rapino’s committing or engaging in any intentional act of fraud, embezzlement, theft or other act of dishonesty against us that causes material and demonstrable injury, monetarily or otherwise to us; or (v) Mr. Rapino’s material breach of the restrictive covenants included in the employment agreement that causes material and demonstrable injury, monetarily or otherwise, to us.
For purposes of the Rapino 2017 Agreement, “good reason” is defined as: (i) a reduction in Mr. Rapino’s base salary or annual incentive compensation opportunity; (ii) a breach by us of a material provision of the employment agreement; (iii) failure to re-nominate Mr. Rapino to our board of directors; (iv) us requiring Mr. Rapino to report to anyone other than the board of directors; (v) a substantial diminution in Mr. Rapino’s duties, responsibilities or authority or a change in his title; (vi) the assignment to Mr. Rapino of duties inconsistent with the usual and customary duties associated with a president and chief executive officer of entities comparable to the company; and (vii) a transfer of Mr. Rapino’s primary workplace away from Los Angeles.
48 | 2021 Proxy Statement

The Rapino 2017 Agreement also contains non-disclosure, non-solicitation and indemnification provisions.
Joe Berchtold
In March 2014, we entered into an employment agreement with Mr. Berchtold effective as of January 1, 2014, with a term ending on December 31, 2017 (the “Berchtold 2014 Agreement”). In December 2017, we entered into a new employment agreement with Mr. Berchtold effective as of January 1, 2018 (the “Berchtold 2018 Agreement”), with a term ending on December 31, 2022, pursuant to which he serves as our President. After that date, unless earlier terminated, Mr. Berchtold’s employment will be on an at-will basis.
Effective January 1, 2018, Mr. Berchtold receives a base salary of $1,300,000 per year pursuant to the Berchtold 2018 Agreement. Any future annual salary increases are not guaranteed and are at the full discretion of the Compensation Committee. Due to the impact of the COVID-19 pandemic, in 2020 Mr. Berchtold voluntarily agreed to temporarily reduce his salary by 50% beginning April 16. Effective September 16 through December 31, his salary reduction was increased to 60%. Mr. Berchtold’s salary returned to contractual levels on April 16, 2021.
In connection with the negotiation and entering into of the Berchtold 2018 Agreement, in December 2017 Mr. Berchtold was granted (i) 100,000 shares of restricted stock, vesting in four equal annual installments, and (ii) a grant targeted at 300,000 performance shares, to vest and be settled in shares of restricted stock from time to time during a performance period running from November 1, 2017 through December 31, 2022 upon attainment of various stock price targets for a period of 60 days, with the actual number of shares earned ranging from 0% to 250% of the target award amount. As of December 31, 2020, all stock price targets had been met and shares of restricted stock had been issued to Mr. Berchtold in respect of such earned performance shares.
Under the terms of the Berchtold 2018 Agreement, Mr. Berchtold is eligible to receive an annual cash performance bonus with a target equal to 200% of his base salary based on the achievement of performance targets established by the Compensation Committee.
The Berchtold 2018 Agreement (i) will terminate upon Mr. Berchtold’s death, (ii) may be terminated by us upon Mr. Berchtold’s disability, (iii) may be terminated by us at any time without “cause” (as defined below) or for “cause,” subject to Mr. Berchtold’s general right to cure, and (iv) may be terminated by Mr. Berchtold (a) at any time by providing 30 days’ prior written notice or (b) for “good reason” (as defined below), subject in some cases to our right to cure.
If Mr. Berchtold’s employment is terminated by reason of death or disability or by us for “cause,” under the Berchtold 2018 Agreement he is entitled to receive:
•accrued and unpaid base salary;
•accrued and unused vacation pay;
•unreimbursed expenses;
•any payments to which he may be entitled under any applicable employee benefit plan;
•immediate acceleration of the vesting of all unvested equity awards then held by Mr. Berchtold (in cases of death or disability only); and
•a pro-rated performance bonus for the current year, along with any performance bonus that may have been earned for the prior year but not yet paid.
If Mr. Berchtold’s employment is terminated by us without “cause,” or by Mr. Berchtold for “good reason,” under the Berchtold 2018 Agreement he is entitled to:
•accrued and unpaid base salary;
•accrued and unused vacation pay;
•unreimbursed expenses;
•any payments to which he may be entitled under any applicable employee benefit plan;
•a pro-rated performance bonus for the current year, along with any performance bonus that may have been earned for the prior year but not yet paid; and
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•subject to Mr. Berchtold signing a general release of claims, a cash payment equal to Mr. Berchtold’s base salary multiplied by the greater of the remainder of the employment term or two years and immediate acceleration of the vesting of all unvested equity awards then held by Mr. Berchtold.
For purposes of the Berchtold 2018 Agreement, “cause” means: (i) conduct by Mr. Berchtold constituting a material act of willful misconduct in connection with the performance of his duties, including violation of our policy on sexual harassment or misappropriation of our funds or property, (ii) continued, willful and deliberate non-performance by Mr. Berchtold of a material duty under the employment agreement, (iii) Mr. Berchtold’s refusal or failure to follow lawful directives consistent with his title and position and the terms of the employment agreement, (iv) a criminal conviction of Mr. Berchtold, a plea of nolo contendere by Mr. Berchtold or other conduct by Mr. Berchtold that, as determined in the reasonable discretion of our board of directors, has resulted in, or would result in, material injury to our reputation, including, without limitation, conviction of fraud, theft, embezzlement or a crime involving moral turpitude, (v) a repeated failure by Mr. Berchtold to comply with a material term of the employment agreement or (vi) a material violation by Mr. Berchtold of our employment policies.
For purposes of the Berchtold 2018 Agreement, “good reason” is defined as: (i) a repeated failure by us to comply with a material term of the employment agreement, (ii) a material reduction in Mr. Berchtold’s duties, responsibilities, authority or compensation or (iii) a material geographic relocation of Mr. Berchtold’s principal work location outside Los Angeles.
The Berchtold 2018 Agreement also contains non-disclosure, non-solicitation, non-disparagement and indemnification provisions.
Brian Capo
In December 2007, we entered into, and in December 2008 and October 2009, we amended, an employment agreement with Brian Capo to serve as our Chief Accounting Officer. As amended, the initial term of the employment agreement began effective December 17, 2007 and ended December 17, 2009. After that date, the agreement renews automatically day-to-day so that there will always be exactly twelve months remaining in the term.
Effective January 1, 2018, the Compensation Committee set Mr. Capo’s base salary at $344,000, effective January 1, 2019, the Compensation Committee increased Mr. Capo’s base salary to $354,500, and effective January 1, 2020, the Compensation Committee increased Mr. Capo’s base salary to $363,500. Due to the impact of the COVID-19 pandemic, in 2020 Mr. Capo voluntarily agreed to temporarily reduce his salary by 25% beginning April 16. Effective September 16 through December 31, his salary reduction was increased to 40%. Mr. Capo’s salary returned to contractual levels on April 16, 2021.
Mr. Capo is eligible to receive an annual cash performance bonus with a target equal to 50% of his base salary, based on the achievement of performance targets which are currently established annually by the Compensation Committee.
The employment agreement may be terminated at any time by either Mr. Capo or us with or without cause (as determined in our reasonable discretion).
If Mr. Capo’s employment is terminated by reason of death, by Mr. Capo for any reason or by us for “cause,” he is entitled to receive:
•accrued and unpaid base salary;
•accrued and unused vacation pay;
•unreimbursed expenses; and
•any payments to which he may be entitled under any applicable employee benefit plan.
If Mr. Capo’s employment is terminated by us without “cause,” or by Mr. Capo for “good reason,” he is entitled to:
•accrued and unpaid base salary;
•accrued and unused vacation pay;
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•unreimbursed expenses;
•any payments to which he may be entitled under any applicable employee benefit plan; and
•subject to Mr. Capo signing a general release of claims, a cash payment equal to Mr. Capo’s base salary for nine months.
For purposes of the employment agreement, “good reason” is defined as a material reduction of Mr. Capo’s duties, responsibilities, authority or compensation.
The employment agreement also contains non-disclosure, non-solicitation, non-competition and indemnification provisions.
Michael Rowles
In December 2017, we entered into an employment agreement with Mr. Rowles effective as of January 1, 2018 (the “Rowles 2018 Agreement”), with a term ending on December 31, 2022, pursuant to which he serves as our General Counsel. After that date, unless earlier terminated, Mr. Rowles’ employment will be on an at-will basis.
Effective January 1, 2018, Mr. Rowles receives a base salary of $800,000 per year pursuant to the Rowles 2018 Agreement. Any future annual salary increases are not guaranteed and are at the full discretion of the Compensation Committee. Due to the impact of the COVID-19 pandemic, in 2020 Mr. Rowles voluntarily agreed to temporarily reduce his salary by 50% beginning April 16. Effective September 16 through December 31, his salary reduction was increased to 60%. Mr Rowles’ salary returned to contractual levels on April 16, 2021.
In connection with the negotiation and entering into of his agreement, in December 2017 Mr. Rowles was granted 25,000 shares of restricted stock, vesting in four equal annual installments.
Mr. Rowles is eligible to receive an annual cash performance bonus with a target equal to 100% of his base salary based on the achievement of performance targets established by the Compensation Committee.
The Rowles 2018 Agreement (i) will terminate upon Mr. Rowles’ death, (ii) may be terminated by us upon Mr. Rowles’ disability, (iii) may be terminated by us at any time without “cause” (as defined below) or for “cause,” subject to Mr. Rowles’ general right to cure, and (iv) may be terminated by Mr. Rowles (a) at any time by providing 30 days’ prior written notice or (b) for “good reason” (as defined below), subject in some cases to our right to cure.
If Mr. Rowles’ employment is terminated by reason of death or disability or by us for “cause,” under the Rowles 2018 Agreement he is entitled to receive:
•accrued and unpaid base salary;
•accrued and unused vacation pay;
•unreimbursed expenses;
•any payments to which he may be entitled under any applicable employee benefit plan;
•immediate acceleration of the vesting of all unvested equity awards then held by Mr. Rowles (in cases of death or disability only); and
•a pro-rated performance bonus for the current year, along with any performance bonus that may have been earned for the prior year but not yet paid.
If Mr. Rowles’ employment is terminated by us without “cause,” or by Mr. Rowles for “good reason,” under the Rowles 2018 Agreement he is entitled to:
•accrued and unpaid base salary;
•accrued and unused vacation pay;
•unreimbursed expenses;
•any payments to which he may be entitled under any applicable employee benefit plan;
•a pro-rated performance bonus for the current year, along with any performance bonus that may have been earned for the prior year but not yet paid; and
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•subject to Mr. Rowles signing a general release of claims, a cash payment equal to Mr. Rowles’ base salary multiplied by the greater of the remainder of the employment term or two years and immediate acceleration of the vesting of all unvested equity awards then held by Mr. Rowles.
For purposes of the Rowles 2018 Agreement, “cause” means: (i) conduct by Mr. Rowles constituting a material act of willful misconduct in connection with the performance of his duties, including violation of our policy on sexual harassment or misappropriation of our funds or property, (ii) continued, willful and deliberate non-performance by Mr. Rowles of a material duty under the employment agreement, (iii) Mr. Rowles’ refusal or failure to follow lawful directives consistent with his title and position and the terms of the employment agreement, (iv) a criminal conviction of Mr. Rowles, a plea of nolo contendere by Mr. Rowles or other conduct by Mr. Rowles that, as determined in the reasonable discretion of our board of directors, has resulted in, or would result in, material injury to our reputation, including, without limitation, conviction of fraud, theft, embezzlement or a crime involving moral turpitude, (v) a repeated failure by Mr. Rowles to comply with a material term of the employment agreement or (vi) a material violation by Mr. Rowles of our employment policies.
For purposes of the Rowles 2018 Agreement, “good reason” is defined as: (i) a repeated failure by us to comply with a material term of the employment agreement, (ii) a material reduction in Mr. Rowles’ duties, responsibilities, authority or compensation or (iii) a material geographic relocation of Mr. Rowles’ principal work location outside Los Angeles.
The Rowles 2018 Agreement also contains non-disclosure, non-solicitation, non-disparagement and indemnification provisions.
Kathy Willard
In December 2017, we entered into a new employment agreement with Ms. Willard effective as of January 1, 2018 (the “Willard 2018 Agreement”), with a term ending on December 31, 2022, pursuant to which she serves as our Chief Financial Officer. After that date, unless earlier terminated, Ms. Willard’s employment will be on an at-will basis.
Effective January 1, 2018, Ms. Willard receives a base salary of $950,000 per year pursuant to the Willard 2018 Agreement. Any future annual salary increases are not guaranteed and are at the full discretion of the Compensation Committee. Due to the impact of the COVID-19 pandemic, in 2020 Ms. Willard voluntarily agreed to temporarily reduce her salary by 50% beginning April 16. Effective September 16 through December 31, her salary reduction was increased to 60%. Ms. Willard’s salary returned to contractual levels on April 16, 2021.
In connection with the negotiation and entering into of her agreement, in December 2017 Ms. Willard was granted 50,000 stock options and 50,000 shares of restricted stock, with both awards vesting in four equal annual installments.
Ms. Willard is eligible to receive an annual cash performance bonus with a target equal to 100% of her base salary based on the achievement of performance targets established by the Compensation Committee.
The Willard 2018 Agreement (i) will terminate upon Ms. Willard’s death, (ii) may be terminated by us upon Ms. Willard’s disability, (iii) may be terminated by us at any time without “cause” (as defined below) or for “cause,” subject to Ms. Willard’s general right to cure, and (iv) may be terminated by Ms. Willard (a) at any time by providing 30 days’ prior written notice or (b) for “good reason” (as defined below), subject in some cases to our right to cure.
If Ms. Willard’s employment is terminated by reason of death or disability or by us for “cause,” under the Willard 2018 Agreement she is entitled to receive:
•accrued and unpaid base salary;
•accrued and unused vacation pay;
•unreimbursed expenses;
•any payments to which she may be entitled under any applicable employee benefit plan;
•immediate acceleration of the vesting of all unvested equity awards then held by Ms. Willard (in cases of death or disability only); and
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•a pro-rated performance bonus for the current year, along with any performance bonus that may have been earned for the prior year but not yet paid.
If Ms. Willard’s employment is terminated by us without “cause,” or by Ms. Willard for “good reason,” under the Willard 2018 Agreement she is entitled to:
•accrued and unpaid base salary;
•accrued and unused vacation pay;
•unreimbursed expenses;
•any payments to which she may be entitled under any applicable employee benefit plan;
•a pro-rated performance bonus for the current year, along with any performance bonus that may have been earned for the prior year but not yet paid; and
•subject to Ms. Willard signing a general release of claims, a cash payment equal to Ms. Willard’s base salary multiplied by the greater of the remainder of the employment term or two years and immediate acceleration of the vesting of all unvested equity awards then held by Ms. Willard.
For purposes of the Willard 2018 Agreement, “cause” means: (i) conduct by Ms. Willard constituting a material act of willful misconduct in connection with the performance of her duties, including violation of our policy on sexual harassment or misappropriation of our funds or property, (ii) continued, willful and deliberate non-performance by Ms. Willard of a material duty under the employment agreement, (iii) Ms. Willard’s refusal or failure to follow lawful directives consistent with her title and position and the terms of the employment agreement, (iv) a criminal conviction of Ms. Willard, a plea of nolo contendere by Ms. Willard or other conduct by Ms. Willard that, as determined in the reasonable discretion of our board of directors, has resulted in, or would result in, material injury to our reputation, including, without limitation, conviction of fraud, theft, embezzlement or a crime involving moral turpitude, (v) a repeated failure by Ms. Willard to comply with a material term of the employment agreement or (vi) a material violation by Ms. Willard of our employment policies.
For purposes of the Willard 2018 Agreement, “good reason” is defined as: (i) a repeated failure by us to comply with a material term of the employment agreement, (ii) a material reduction in Ms. Willard’s duties, responsibilities, authority or compensation or (iii) a material geographic relocation of Ms. Willard’s principal work location outside Los Angeles.
The Willard 2018 Agreement also contains non-disclosure, non-solicitation, non-disparagement and indemnification provisions.
Other Compensation Information
We are providing the following information about the relationship of the median annual total compensation of our employees and the total compensation of Mr. Rapino, our Chief Executive Officer as of December 31, 2020 pursuant to the SEC's pay ratio disclosure rules set forth in Item 402(u) of Regulation S-K, which we refer to as Item 402. We believe our pay ratio is a reasonable estimate calculated in a manner consistent with the SEC's pay ratio disclosure rules. However, because these rules provide flexibility in determining the methodology, assumptions and estimates used to determine pay ratios and the fact that workforce composition issues differ significantly between companies, our pay ratio may not be comparable to the pay ratios reported by other companies.
To identify our median employee, we first determined our employee population as of December 31, 2020, which consisted of employees located in the U.S. and internationally, representing all full-time, part-time, seasonal and temporary employees employed by our company on that date. As is typical for an entertainment company in the concerts industry, a significant portion of our employee population consists of part-time, seasonal and temporary employees who work in our venues and festivals (including ticket takers and ushers), and in our call centers (including customer service representatives) who by nature of their limited hours worked during the year have relatively low total compensation, though the number of these employees was lower than in a typical year due to the impacts on our business of the COVID-19 pandemic. Item 402 does not permit making annualized or full-time equivalent adjustments to the compensation of these individuals. We did not exclude any groups of employees under the 5 percent de minimis threshold permitted by the SEC. Using information from our payroll records, we then measured each employee's gross wages for calendar year 2020 in a consistent manner across jurisdictions using different payroll systems. For non-U.S. employees paid in local currency, the total annual compensation was
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translated to U.S. dollars using published exchange rates as of December 31, 2020. As permitted by Item 402, the company annualized the total compensation for permanent employees that were employed for less than the full fiscal year (i.e., employees who were hired mid-year 2020), but did not make any cost-of-living or other adjustments.
Once we identified our median employee, we then determined that employee's total compensation, including any perquisites and other benefits, in the same manner that we determined the total compensation of our named executive officers for purposes of the Summary Compensation Table above.
Using these guidelines, our Chief Executive Officer had annual total compensation of $4,781,510 and the median-compensated employee at Live Nation had annual total compensation of $57,195, which resulted in a ratio of 84:1. If the value of the performance-based restricted stock award given to the Chief Executive Officer in February 2020, which award was subsequently canceled in December 2020 due to performance targets not being met due to the Covid-19 pandemic (and thus no actual monetary compensation was received in respect thereof), is deducted from the Chief Executive Officer’s Item 402 compensation, the ratio would be reduced to 33:1.
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CORPORATE SOCIAL RESPONSIBILITY
As a Fortune 500 company and the global leader in live entertainment, we recognize Live Nation has a responsibility to set new standards for our industry in every way we can. Our board of directors exercises oversight responsibility for the environmental, social and governance aspects of our business. We strive to serve the best interests of our stockholders, while also honoring the needs of our employees, our customers, our business partners, and our global community. We strongly believe adapting our social foundation alongside our business fundamentals sets us up to thrive long term.
Supporting Sustainability
Live Nation Entertainment put on 40,000 annual concerts and over 100 festivals for 98 million fans in over 40 countries in a typical year. Given the scale of our business, even the smallest change we make to help the environment can have a huge impact.
In 2019, our global sustainability coalition, Green Nation, rolled out a charter setting forth industry-leading environmental goals including:
•Delivering a 50% reduction in Scope 1 and 2 greenhouse gas emissions by 2030;
•Ending the sale of single-use plastics at all owned and operated venues and events;
•Working to reduce or eliminate the use of fossil fuels where possible and pursue a low-carbon economy by sourcing renewable energy; and
•Aiming for our offices and venues and events to be zero waste to landfill and achieve a 50% (or higher) material recovery rate by 2030.
In 2020, sustainability remained a priority for Live Nation. We created a global sustainability role within the corporate team who will strategize and organize our efforts around the world.
We are actively engaging in efforts globally to work toward each of our priority areas. Some of the key initiatives and accomplishments to date within each are:
•Energy & Emissions: Live Nation Netherlands, in partnership with Solarfields, have developed the world’s largest solar carpark, which will deliver enough solar power to supply around 10,000 households, or the equivalent of 100 festivals per year.
•Waste & Plastics: Live Nation US venues have more than doubled the scale of their Sustainability Rocks program, diverting nearly 40% of all waste away from landfills and reducing over 400,000 single-use plastic water bottles.
•Water Conservation: Venues and festivals in the US, UK and EU have adopted new water-saving toilets and urinals that can conserve up to 90% of the water used in conventional toilets and reduce the need for environmentally harmful chemicals.
•Food Sourcing: All US amphitheaters and festivals, including BottleRock and Tortuga, source produce from within 200 miles of the venue/event when seasonally available.
•Public Engagement & Education: Campaigns like Zero Waste Festival Goer (UK/Ireland), Leave No Trash (Netherlands), and Rock & Recycle (C3 Presents) encourage and incentivize fans to take environmental action at the festivals like collecting recyclables and pledging zero waste.
•Transportation: Venues and festivals globally encourage and incentivize alternative forms of transportation like public transit, bike valet and carpooling.
Supporting Employees
At Live Nation, we believe in ‘Taking Care of Our Own’ and we put our efforts towards providing a strong
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selection of benefits to support the personal and professional needs of our employees. Our programs are structured under seven core pillars, designed to support key life moments:
•Taking Care of Yourself: To enhance overall happiness and wellness, we offer flexible vacation time, free ticket perks and in-house meditation sessions, crisis support and crowdfunding networks, and more.
•Taking Care of Your Health: Beyond a full suite of medical, dental and vision benefits, we provide access to virtual doctor’s appointments and mental health services.
•Taking Care of Your Family: We provide assistance with fertility needs such as egg-freezing, egg-donation and IVF, as well as adoption or surrogacy, six months for primary caregiver leave for new parents, five dedicated days of sick leave to care for loved ones, and three weeks for bereavement leave or end-of-life care.
•Taking Care of Your Career: We offer many different career advancement opportunities including leadership workshops for mid-career employees, recognition for successful patent applications, and tuition reimbursement to further an ongoing education.
•Taking Care of Your Wealth: To support long-term financial goals, in 2019 we provided 401(k) matching, a stock reimbursement program, and student loan repayment assistance.
•Taking Care of Our Own: During life’s most difficult moments, we offer employees financial support to help them through a variety of crises, including unexpected deaths, natural disasters, and escaping domestic violence.
•Taking Care of Others: In order to empower our employees to get involved in causes that are meaningful to them, we provide five days of paid time off for them to volunteer in their local communities.
Supporting Diversity
To continuously deliver amazing fan experiences, our workforce must reflect the artists and fan base that we serve. This is why we intentionally strive to cultivate, create and celebrate a diverse workforce and culture of belonging where our employees can be their authentic selves. In 2020, we doubled down on our commitments to ensure that everyone in our community—artists, fans and employees—is valued, respected and treated equitably.
We have committed to:
•Increasing diversity at every level of our company: This includes a number of key targets such as having at least 30% of our board of directors be diverse by 2025; setting leadership representation goals for positions Director and above on a country-by-country basis; doubling our Black leadership representation and increasing our overall racially/ethnically diverse leadership representation in the U.S. to 30% by 2025; and investing at least $10 million globally over the next two years devoted to developing, promoting and hiring Black and underrepresented talent.
•Putting diversity center stage at our events around the world: Over the past 10 years, we’ve invested over $300 million in music business ventures that empower Black artists and entrepreneurs, and we will continue developing and investing in music ventures, festivals, tours and programs that empower Black, Latin, female and underserved groups. Our festivals also aim to present more diverse lineups.
•Increasing our spend with Black and minority-owned vendors: We spend over $2 billion in a typical year on staging and sourcing for shows around the world and have committed to increasing our spend with minority-owned businesses wherever possible.
•Amplifying social justice causes: Many of the artists we work with are at the forefront of the social justice conversation—Live Nation brings concerts to over 40 countries and 100 million fans in a normal year, and we plan to further utilize our global platforms to increase awareness and engagement for artist causes. We will also develop our own programs to support this mission that artists, brands and fans can tap into.
•Holding ourselves accountable: To ensure our words turn into action, we will be providing anti-bias education training, tracking our diversity data globally, facilitating ongoing pay equity analysis, tying our
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goals to leadership compensation and establishing an Equity Accountability Board led by various leaders across the business to govern and influence our goals.

A few already-established programs that help drive this mission include:
•Pay Equity: This important project was commissioned by our CEO and senior executives to ensure that all employees across Live Nation are provided with equal pay for equal work. This ongoing effort is in its early stages, and seeks to address the important issue of pay equity across the global workplace.
•Women Nation Fund: Women Nation Fund is an early-stage investment fund we have created focused on female-led live music businesses. The fund provides female entrepreneurs who are underrepresented across the music industry with access to Live Nation resources as well as capital to grow their businesses in the concert promotions, events and festival spaces.
•Employee Resource Groups (ERGs): These meaningful programs focus on empowering underrepresented groups within our employee base through career development, networking, talent development, advocacy, non-profit support and community outreach. Our employees have created a network of over 40 local chapters representing our core affiliation groups across different races, genders, sexual orientations and backgrounds.
Supporting the Community
As we bring concerts to life in over 40 countries, we want to ensure we are doing our part to care for the communities and populations we interact with. Some key programs include:
•Venue Utilization: We offered over 100 of our U.S. venues to serve as polling locations and vaccination centers over the past year as they stood vacant without any concerts and have ample space to be of use to their surrounding communities.
•Festival Support: Globally, our festivals have donated over $40 million to local and national non-profit organizations in their communities since inception.
•Vet Tix: Live Nation is honored to be the top donor to the Veteran Tickets Foundation, gifting over $75 million in unsold ticket inventory since inception to the organization to help military veterans, first responders, and their families enjoy free live music.
•Music Forward Foundation: An independent nonprofit dedicated to serving underprivileged youth, we work with Music Forward to provide scholarships and other resources to help develop the next generation of music industry leaders.
•Crew Nation: In March 2020, Live Nation, in partnership with House of Blues Music Forward Foundation, announced Crew Nation, a global relief fund offering financial support to live music crews while concerts are on pause due to COVID-19. The fund raised over $15 million to help almost 13,000 crew members by the end of 2020.
•Global Citizen: We partner to produce music festivals with Global Citizen in order to further their movement to encourage citizens to use their collective voice to end extreme poverty by 2030. In 2020, we participated in the following campaigns: the World Recovery Plan, Every Vote Counts, and Global Goal Unite for Our Future.
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ADDITIONAL INFORMATION
Other Matters
Other than as set forth above, the board of directors is not aware of any other business that may be brought before the 2021 Annual Meeting of Stockholders. If any other matters are properly brought before the Annual Meeting of Stockholders, it is the intention of the designated proxy holders, Mr. Rapino and Ms. Willard, to vote on such matters in accordance with their best judgment.
An electronic copy of our Annual Report on Form 10-K filed with the SEC on March 1, 2021, is available free of charge in the SEC Filings section of our website at investors.livenationentertainment.com/sec-filings. A paper copy of the Form 10-K may be obtained upon written request to:
Live Nation Entertainment, Inc.
9348 Civic Center Drive
Beverly Hills, California 90210
Attention: General Counsel

YOUR VOTE IS IMPORTANT. Accordingly, you are urged to sign and return the accompanying proxy card or voting instruction card, as the case may be, whether or not you plan to attend the annual meeting.
“Householding” of Proxy Materials
The SEC has adopted rules that permit companies and intermediaries, such as brokers, banks and other nominees, to satisfy the delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single copy of proxy materials, other than the proxy card, to those stockholders. This process is commonly referred to as “householding.” Your nominee may engage in householding. Through householding, beneficial owners who have the same address and last name will receive only one copy of the proxy materials unless one or more of these owners notifies us or their nominee that they wish to continue receiving individual copies. Beneficial owners who participate in householding will receive separate proxy cards. This procedure will reduce printing costs and postage fees.
To commence or discontinue householding, please notify your broker, bank or other nominee. Alternatively, you may direct such requests in writing to Live Nation Entertainment, Inc., 9348 Civic Center Drive, Beverly Hills, California 90210, Attention: General Counsel, or by phone at (310) 867-7000. Individual copies of the proxy materials also may be requested at any time at this same address and telephone number.
Stockholder Proposals for the 2022 Annual Meeting
You may submit proposals for consideration at future stockholder meetings. For a stockholder proposal to be considered for inclusion in our proxy materials for our 2022 Annual Meeting of Stockholders, the proposal must (i) be delivered to us on or before December 28, 2021 and (ii) comply with all applicable SEC rules and regulations, including Rule 14a-8 of the Exchange Act. Any proposals not received by this deadline will be untimely and not included in our 2022 proxy materials.
Alternatively, under our bylaws, a stockholder may bring a proposal before our 2022 Annual Meeting of Stockholders, without including the proposal in our proxy materials, if (i) the stockholder provides us notice of the proposal no earlier than February 10, 2022 and no later than March 12, 2022 and (ii) the proposal concerns a matter that may be properly considered and acted upon at the annual meeting in accordance with our bylaws and corporate governance policies. Any such proposal not received by this deadline will be untimely and not considered at our 2022 Annual Meeting of Stockholders. Stockholders are advised to review our bylaws, which contain additional requirements with respect to advance notice of stockholder proposals. Our bylaws are publicly available in the Corporate Governance section of our website at investors.livenationentertainment.com/corporate-governance/governance-documents.
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Proposals should be addressed to:
Live Nation Entertainment, Inc.
9348 Civic Center Drive
Beverly Hills, California 90210
Attention: General Counsel
Nomination of Directors for the 2022 Annual Meeting
You may propose a director nominee for consideration at the next annual meeting by complying with our bylaws, which provide for a notice that must (i) be delivered to us at our principal executive offices set forth immediately above no earlier than November 28, 2021 and no later than December 28, 2021, (ii) provide all information relating to the director nominee that is required to be disclosed in a solicitation of proxies for the election of directors in an election contest, or that is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act and (iii) provide the director nominee’s written consent to serve as a director if elected. Stockholders are advised to review our bylaws and Board of Directors Governance Guidelines with respect to director nominations. These documents are publicly available in the Corporate Governance section of our website at investors.livenationentertainment.com/corporate-governance/governance-documents.

By Order of the Board of Directors,

Michael Rapino
President, Chief Executive Officer and Director
Beverly Hills, California
April 27, 2021

2021 Proxy Statement | 59

P.O. BOX 8016, CARY, NC 27512-9903

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY:

	INTERNET Go To: **www.proxypush.com/LYV** • Cast your vote online • **Have your Proxy Card ready** • Follow the simple instructions to record your vote
	PHONE Call **1-866-229-2463** • Use any touch-tone telephone • **Have your Proxy Card ready** • Follow the simple recorded instructions
	MAIL • Mark, sign and date your Proxy Card • Fold and return your Proxy Card in the postage-paid envelope provided

Live Nation Entertainment, Inc.

Annual Meeting of Stockholders

For Stockholders of record on April 14, 2021

TIME: Thursday, June 10, 2021 09:00 AM, PDT

PLACE: Annual Meeting to be held live via the Internet - Please visit www.proxydocs.com/LYV for more details and to register to attend

This proxy is being solicited on behalf of the Management

The undersigned hereby appoints Michael Rapino and Kathy Willard, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Live Nation Entertainment, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Live Nation Entertainment, Inc.

Annual Meeting of Stockholders

Please make your marks like this: [X] **Use dark black pencil or pen only**

MANAGEMENT RECOMMENDS A VOTE:

FOR ON PROPOSALS 1 AND 2

PROPOSAL		YOUR VOTE			MANAGEMENT RECOMMENDS
1.	Election of Directors	FOR	WITHHOLD		
	1.01 Maverick Carter	☐	☐		FOR
	1.02 Ariel Emanuel	☐	☐		FOR
	1.03 Ping Fu	☐	☐		FOR
	1.04 Jeffrey T. Hinson	☐	☐		FOR
	1.05 Chad Hollingsworth	☐	☐		FOR
	1.06 James Iovine	☐	☐		FOR
	1.07 James S. Kahan	☐	☐		FOR
	1.08 Gregory B. Maffei	☐	☐		FOR
	1.09 Randall T. Mays	☐	☐		FOR
	1.10 Michael Rapino	☐	☐		FOR
	1.11 Mark S. Shapiro	☐	☐		FOR
	1.12 Dana Walden	☐	☐		FOR
		FOR	AGAINST	ABSTAIN	
2.	Ratification of the appointment of Ernst & Young LLP as Live Nation Entertainment's independent registered public accounting firm for the 2021 fiscal year.	☐	☐	☐	FOR

You must register to attend the meeting online and/or participate at www.proxydocs.com/LYV

Authorized Signatures - Must be completed for your instructions to be executed.

Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.

Signature (and Title if applicable) ________ Date ________ Signature (if held jointly) ________ Date ________